Exhibit 4.36

Execution Version

UPWISE INVESTMENTS LIMITED

(as Vendor)

21Vianet Group, Inc.

(as Purchaser)

and

Mr. Lap Man

(for the purpose of clauses 4.7 and 10.8 to 10.14 only)

SHARE SALE AND PURCHASE AGREEMENT

relating to the acquisition of 100% of the issued shares in the capital of

DERMOT HOLDINGS LIMITED

Charltons

12th Floor, Dominion Centre

43-59 Queen’s Road East

Hong Kong

I N D E X

THIS AGREEMENT is dated 8th August, 2014

BETWEEN:

(1)	UPWISE INVESTMENTS LIMITED., whose details and address are set out in Part 1 of Schedule 1 (the “Vendor”);

(2)	21VIANET GROUP, INC., whose details and address are set out in Part 2 of Schedule 1 (the “Purchaser”), and

(3)	Mr. Lap Man, a Hong Kong resident, whose details and address is set out in Part 3 of Schedule 1 to this Agreement (“Mr Lap Man”).

WHEREAS:

(A)	Dermot Holdings Limited (the “Company”) is a company incorporated under the laws of the British Virgin Islands with company number 1810614. As at the date hereof, particulars of the Company are set out in Schedule 2.

(B)	Diyixian.com Limited (“Diyixian.com”) is a company incorporated under the laws of Hong Kong with company number 0683919. As at the date hereof, particulars of Diyixian.com are set out in Schedule 2.

(C)	(Shenzhen Diyixian Telecom Company Limited)(“SDTCL”) is a company incorporated under the laws of the PRC with Registered Number 440301501124576 and is held 50% by Diyixian.com and 50% by Anlai. As at the date hereof, particulars of the SDTCL are set out in Schedule 2.

(D)	The Vendor has agreed to sell and the Purchaser has agreed to acquire the Sale Shares subject to and upon the terms and conditions of this Agreement.

(E)	The Vendor has agreed to procure that Anlai enters into the SDTCL SPA with the PRC Purchaser to sell 50% of the share capital of SDTCL to the PRC Purchaser and the Purchaser has agreed to procure the PRC Purchaser to enter into the SDTCL SPA with Anlai.

(F)	Concurrently with the execution of this Agreement, the Purchaser and the Vendor have executed a loan agreement (the “Loan Agreement”), pursuant to which the Purchaser agrees to extend to the Vendor a three-month term loan in an aggregate amount of RMB100,000,000 (the “Loan”). In connection with the Loan Agreement, the Purchaser, the Vendor and the Company have executed an equity mortgage agreement to mortgage 20% of the Vendor’s interest in the Company to the Purchaser (the “Share Mortgage Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, including the Recitals, the following expressions, and the expressions defined in the Schedules hereto, shall have the following meanings except where the context otherwise requires:

“Agreement”	this agreement as amended from time to time in accordance with clause 13.2.

“Anlai”	(Beijing Anlai Information & Communication Technology Company Limited), a company incorporated and registered in the PRC with company number 110102000932221.

“Applicable Laws”	with respect to any person or matter, means any and all provisions of any constitution, treaty, statute, law, rules of civil law, common law or equity, legislation, regulation, ordinance, code, rule, judgment, order, decree, conditions of any approvals, requirement, directive, guideline, policy or other governmental restriction or any decision of, or determination by, or any interpretation or administration of any of the foregoing by any governmental, administrative, legislative, regulatory or judicial authority or entity, whether at the national or any local level, whether in effect as at the date of this Agreement or thereafter and in each case as amended from time to time, applicable to such person or matter.

“Associate”	shall have the same meaning as in the Listing Rules except that in respect of the Vendor after Completion, it shall exclude the Group Companies.

“Audited Accounts Date”	31 December 2013.

“Audited Accounts”	the consolidated audited financial statements of the Group (excluding the Company) as at and to 31 December 2013, comprising the balance sheet, profit and loss account together with the notes thereto, the cash flow statement, each of which were prepared in accordance with HK GAAP, and the auditors’ and directors’ reports.

“Business Day”	a day (other than Saturdays, Sundays and such other days where a “black” rainstorm warning or a tropical cyclone warning signal number 8 or above is in force in Hong Kong) on which licensed banks in Hong Kong and the PRC, are open for business throughout their normal business hours.

“Business”	the virtual private network business of the Group.

“BVI”	British Virgin Islands.

“Capex Budget”	means, with respect to the Group Companies, capital expenditure for the month of August 2014 not exceeding HK$1,399,467, capital expenditure for the month of September 2014 not exceeding HK$1,419,503 and capital expenditure for the month of October 2014 not exceeding HK$1,439,538, respectively.

“Claim”	any action, dispute, claim, demand, investigation, inquiry, prosecution, litigation or proceeding including (without limitation) any claim under an indemnity or for breach of any of the Vendor Warranties, Tax Warranties or for a breach of this Agreement.

“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

“Completion”	completion of the sale and purchase of the Sale Shares and other events in accordance with the provisions of clause 6 and Schedule 6.

“Completion Date”	the seventh (7th ) Business Day after the date on which the last of the Conditions Precedent have been fulfilled or waived as applicable.

“Completion Disclosure Letter”	the letter (or letters) from the Vendor to the Purchaser, including all documents attached or referred to therein, to be delivered prior to Completion in accordance with clause 4.8.

“Completion Location”	Charltons, 12th Floor Dominion Centre, 43-59 Queen’s Road East, Hong Kong or such other location as agreed between the parties.

“Completion Payment”	Cash, in US$, in the amount equivalent to RMB598,500,000, which shall be deducted by the amount received by Anlai under the SDTCL and offset against an amount equal to the principal amount of the Loan.

“Conditions Precedent”	those conditions set out in Schedule 3.

“Consultancy Agreements”	an agreement other than an agreement relating to a Related Party Transaction, a contract of employment with a Group Company or a service contract between Shanghai Qianjin Network Information Technology (Shanghai) Co., Ltd. and an individual pursuant to which such individual will be seconded by Shanghai Qianjin Network Information Technology (Shanghai) Co., Ltd. to SDTCL, pursuant to which an individual provides services in relation to the business of any Group Company where the annual remuneration is in excess of US$50,000 or local equivalent.

“Corporate Guarantee”	includes the following:

•       a guarantee by Upwise Investments Limited in favour of Hang Seng Bank Limited in connection with the letter of bank facilities entered into by and between Diyixian.com and Hang Seng Bank Limited, dated as of 23 March 2014 (the “Hang Seng Facility”);

•       a guarantee and indemnity by Dyxnet Holdings Limited in favour of IBM China/Hong Kong Limited as set out in the Disclosure Bundle (Part C Document VIII.5) in connection with inter alia obligations and debts owed by Diyixian.com Limited;

• a guarantee letter by Mr Lap Man in favour of Hang Seng Bank Limited in connection with the Hang Sang Facility; and

•       a guarantee by Dyxnet Holdings Limited in favour of CIT Finance & Leasing Corporation dated 15 April 2013 as set out in the Disclosure Bundle (Part C Document VIII.4) in connection with inter alia obligations and debts owed by SDTCL.

“Corporate Services Agreement”	the outsourcing services agreement by and between Dyxnet Corporate Services Limited and Diyixian.com Limited dated 1 January 2014.

“Data Room”	each of the documents and the contents therein contained in the electronic data room provided by the Vendor’s representative to the Purchaser, a list of such documents being attached to the Disclosure Letter.

“De Minimis Amount”	means the sum of US$200,000 (two hundred thousand US$) or local equivalent.

“Director”	a director of a Group Company.

“Disclosed”	any information fairly disclosed in the Disclosure Material.

“Disclosure Bundle”	the bundle of documents (whether in paper or electronic format) annexed to the Disclosure Letter and/or the Completion Disclosure Letter.

“Disclosure Letter”	the letter from the Vendor to the Purchaser with the same date as this Agreement that is described as the Disclosure Letter, including all documents attached or referred to therein.

“Disclosure Material”	means all information and documentation (and all matters inferred therefrom) disclosed, described, contained in or referred to in this Agreement, the Completion Disclosure Letter, the Disclosure Letter, the Disclosure Bundle and the Data Room and all attachments thereto.

“Dyx Management”	means members of the management team of the Group Companies as at the date of this Agreement as nominated by Mr Lap Man and agreed to by the Purchaser and such other persons as nominated by Mr Lap Man and agreed to by the Purchaser from time to time, which shall at all times include Mr Lap Man.

“Earn-out Consideration”	the aggregate additional consideration, if any, payable for the Sale Shares as calculated in accordance with paragraph 2 of Schedule 8.

“Employee”	any employee of any Group Company whether pursuant to a contract of employment with any Group Company or an arrangement between any Group Company and any human resource service agent such as Shanghai Qianjin Network Information Technology (Shanghai) Co., Ltd..

“Employment Legislation”	the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) and any other legislation applying in Hong Kong or the PRC affecting contractual or other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation.

“Encumbrance”	any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, right to acquire or of pre-emption, third-party right or interest, or other encumbrances, priority or security interest, deferred purchase, title retention, leasing, sale-and-purchase, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of same and “Encumber” shall be construed accordingly.

“GAAP”	means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Government Agency”	any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Group Intellectual Property”	all Intellectual Property Rights that are owned by the Group Companies, or used or held for use by the Group Companies in the Business.

“Group”	the Company and each of those companies set out in Schedule 2, and “Group Company” shall be construed accordingly.

“HK$”	Hong Kong dollar(s), the lawful currency of Hong Kong.

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property Rights”	include patents, knowhow, trade secrets and other confidential information, registered designs, copyrights, Internet domain names of any level, design rights, rights in circuit layouts, topography rights, trademarks, service marks, business names, registrations of, applications to register and rights to apply for registration of any of the aforesaid items, rights in the nature of unfair competition rights and rights to sue for passing off.

“Interest Rate”	eight (8) per cent above the Hong Kong Inter-bank Offered Rate base rate from time to time.

“Lease”	the lease documents under which each Leasehold Property is held.

“Leasehold Properties”	the Leasehold Properties set out in Schedule 7 and “Leasehold Property” means any one of them or part or parts of any one of them.

“Liability”	any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred but excluding liability for any consequential or indirect losses.

“Liability Cap”	the amount equivalent to the sum of the Purchase Price under this Agreement and the aggregate purchase price under the SDTCL SPA actually received by the Vendor and/or Anlai.

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

“Long Stop Date”	three months from the date of this Agreement.

“Loss” or “Losses”	all damage, loss, cost and expense, including cost of investigation and defence and reasonable attorney’s fees, disbursements and other charges but excluding any liability for consequential or indirect losses.

“Management Accounts”	the consolidated unaudited management accounts of the Group for the period from 1 January 2014 to the Management Accounts Date, comprising balance sheet(s), profit and loss statement(s) and cash flow statement(s).

“Management Accounts Date”	30 June 2014.

“Material Asset”	means the top twenty (20) assets in terms of net book value possessed by the Group Companies.

“Material Contract”	an agreement or arrangement, to which a Group Company is a party, which constitutes a:

(a) top 20 customer master/individual contract by annual revenue for the current financial year up to 30 June 2014 and specifically excluding order forms or sub-contracts under any master agreements;

(b) top 20 suppler master/individual contract by expense for the current financial year up to 30 June 2014 and specifically excluding order forms or sub-contract under the master agreements;

(c) contract that contains any covenant that restricts any Group Company from competing in a VPN business with any person or engaging in VPN business in the PRC; or

(d) master/individual contract relating to a Related Party Transaction however specifically excluding order forms or sub-contracts under a master agreement.

“Major Customer”	a customer of a Group Company who is a party to a Material Contract.

“Major Supplier”	a supplier of a Group Company who is a party to a Material Contract.

“Minimum Claim Amount”	means the sum equal to US$300,000.

“parties”	the named parties to this Agreement and their respective successors, permitted assigns, heirs and personal representatives, and “party” means any one of them.

“PRC Purchaser”	(Langfang Xunchi Computer Data Processing Co., Limited), a limited liability company and registered in the PRC with company number 131001000018253.

“PRC”	the People’s Republic of China, which for the purpose of this Agreement, excludes Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.

“Pro Forma Accounts”	the pro forma consolidated profit and loss accounts of the Group for the period ending 31 December 2013 as set out in the Disclosure Bundle (Part A Document VI.E.2).

“Projected Capex”	means capital expenditure of the Group Companies during the Earn-out Period (as defined in Schedule 8) in the sum of HK$22,525,615 plus, if any, the aggregate of the Capex Budget not expended by the Group Companies between the date of this Agreement and Completion.

“Purchase Price”	means the aggregate of the Completion Payment and the Earn-out Consideration actually paid pursuant to clause 3.1.

“Purchaser Shares”	means the Purchaser’s Class A ordinary shares with a par value of US$0.00001 per share.

“Related Party Transaction”	means any transaction between any Group Company, on the one hand, and any Associate of the Vendor or Mr Lap Man (other than any Group Company), on the other hand, or entered into by any Group Company for the benefit of any Associate of the Vendor or Mr Lap Man (other than any Group Company).

“Relevant Exchange Rate”	means the middle rate at 12:00 PM quoted by Bank of China (Hong Kong) for the exchange of RMB and US$ or HK$ and US$, as the case maybe, as of the applicable date.

“Reorganisation Actions”	those actions set out at Schedule 3(a).

“RMB”	Renminbi, the lawful currency of the PRC.

“Sale Shares”	100% of the total issued share capital of the Company immediately before Completion, details of which are set out in Schedule 2.

“SDTCL Shares”	the interest in SDTCL held by Anlai representing 50% of the registered and paid in capital of SDTCL.

“SDTCL SPA”	a share sale and purchase agreement between the PRC Purchaser (as purchaser) and Anlai (as seller) in respect of the SDTCL Shares dated as of the date hereof.

“Senior Employee”	those employees classified by the Group as ‘Grade A’ and ‘Grade B’ employees.

“Straddle Period”	any taxable year or period of an entity that begins before the Completion Date but ends after the Completion Date.

“Subsidiary”	has the meaning ascribed to it in section 15 of the Companies Ordinance.

“Tax Warranties”	the Vendor Warranties relating to Taxation set out in paragraph 6 of Schedule 4 and the tax indemnity at clause 8.1(c) and clause 8.1(d).

“Taxation Authority”	any taxing or other authority, body or official anywhere in the world competent to administer, impose or collect any Taxation including, without limitation, the Inland Revenue Department and the Customs and Excise Department of Hong Kong.

“Taxation Relief”	includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

“Taxation Statute”	any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

“Taxation”	all forms of taxation and statutory, governmental, supra governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including withholdings and deductions), anywhere in the world, whenever imposed and however arising (including without limitation contribution to any Mandatory Scheme (as defined in paragraph 24.1 of Schedule 4) and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance, relating thereto and “Tax” shall be construed accordingly.

“Transaction Documents”	means this Agreement, the SDTCL SPA, the Loan Agreement, the Share Mortgage Agreement and the Option Agreement.

“US$”	United States dollar(s), the lawful currency of the United States of America.

“Vendor Warranties”	the warranties, representations, indemnities and undertakings given by the Vendor under clause 7, clause 8 and schedule 4 (including the Tax Warranties).

1.2	Unless the contrary intention appears, a reference in this Agreement to:

(a)	a clause, Schedule, Annex or Exhibit is a reference to a clause, schedule, annex or exhibit to this Agreement;

(b)	a document (including this Agreement) includes any variation or replacement of it;

(c)	a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(d)	a period of time dating from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)	the words “include”, “including” or “such as” are references made on an non-exhaustive and without limitation basis for illustration or emphasis only and when used in introducing an example, shall not operate to limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(f)	to any Ordinance, regulation or other statutory provision includes reference to such Ordinance or regulation or provision as modified, consolidated or re-enacted from time to time (except to the extent where any such modification, consolidation or re-enactment increases the liability of the parties hereto under this Agreement);

(g)	unless otherwise specified in this Agreement, time is a reference to Hong Kong time;

(h)	documents “in the agreed form” are to documents in terms agreed on behalf of the Vendor and the Purchaser and initialed on behalf of each such party for the purposes of identification only;

(i)	the “ordinary course of business” means, with respect to a person, the ordinary course of business of such person, consistent with past practice, subject to such changes by such person as are reasonably necessary in light of the then current operating conditions and developments with respect to such person; and

(j)	anything (including any amount) is a reference to the whole and each part of it.

1.3	Words denoting the singular include the plural and vice versa, words denoting one gender include both genders and the neuter and words denoting persons include corporations and, in each case, vice versa

1.4	If an act under this Agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

1.5	If an event must occur or any rights or obligations under this Agreement shall fall on a stipulated day, which is not a Business Day, then such event shall instead occur or such rights or obligations shall instead fall on the next succeeding Business Day after the stipulated day.

1.6	Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

1.7	The schedules, annexures and exhibits of this Agreement form part of, and shall have effect as if set out in, this Agreement and any reference to this “Agreement” shall be construed accordingly.

1.8	Where Chinese language text appears in this document with an English translation, unless otherwise indicated, such translation is for reference only.

2.	SALE AND PURCHASE

2.1	Subject to the terms and conditions of this Agreement, the Vendor as beneficial owner of the Sale Shares shall:

(a)	sell the Sale Shares, free from all Encumbrances (except all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement) together with all rights of any nature now or hereafter attaching thereto including but not limited to all dividends or distributions which may be paid, declared or made in respect thereof at any time on or after Completion; and

(b)	procure that Anlai enters into and performs the SDTCL SPA;

and the Purchaser shall purchase the Sale Shares and procure the PRC Purchaser to enter into and perform the SDTCL SPA.

3.	PURCHASE PRICE

3.1	The aggregate consideration for the purchase of the Sale Shares shall consist of:

(a)	the Completion Payment payable at Completion in accordance with Schedule 6 subject to adjustment in accordance with clause 3.2; and

(b)	the Earn-out Consideration, if any, which shall be calculated and paid in accordance with Schedule 8.

3.2	The Completion Payment shall be decreased by an amount equal to the excess of the cash outflow over the cash inflow (if any) of the Group Companies resulting from the Reorganisation Actions.

4.	CONDITIONS PRECEDENT

4.1	Completion is conditional upon each of the Conditions Precedent set out Schedule 3 being satisfied, or waived in accordance with clauses 4.3 to 4.5 (as the case may be), on or before 5:00pm on the Long Stop Date.

4.2	If any of the Conditions Precedent have not been satisfied or waived on or before 5:00pm on the Long Stop Date, then:

(a)	the Vendor shall, within five (5) Business Days after the Long Stop Date, repay to the Purchaser the Loan plus any interest payable pursuant to terms of the Loan Agreement; and

(b)	this Agreement automatically terminates and each party’s rights and obligations under this Agreement cease immediately on termination except that:

(i)	each party must continue to comply with clauses 11 (Confidentiality and Announcements), 12 (Notices), 13 (Miscellaneous), 14 (Governing law and Dispute Resolution) and 15 (Appointment of Process Agent); and

(ii)	termination of this Agreement does not affect a party’s right to claim for a breach of the other party’s obligations in relation to this Agreement if that breach occurred before termination and each party must continue to comply with each provision of this Agreement necessary for a party to enforce such a right.

4.3	The Conditions Precedent at paragraphs 2, 4, 5, 6 and 7 of Schedule 3 may only be waived or modified in whole or in part by both the Purchaser and the Vendor at any time on or before 5:00pm on the Long Stop Date.

4.4	The Vendor may, by written notice to the Purchaser, waive or modify compliance with the Conditions Precedent at paragraph 3 (with respect to the Purchaser’s covenants) of Schedule 3 in whole or in part at any time on or before 5:00pm on the Long Stop Date.

4.5	The Purchaser may, by written notice to the Vendor, waive or modify compliance with the Conditions Precedent at paragraphs 1, 3 (with respect to the Vendor’s covenants), 8 and 9 of Schedule 3 in whole or in part at any time on or before 5:00pm on the Long Stop Date.

4.6	The Vendor shall use all its reasonable endeavours to satisfy or procure the satisfaction of each of the Conditions Precedent (to the extent that such condition relates to the Vendor) not already satisfied or waived as soon as possible before the Long Stop Date. The Purchaser shall use its reasonable endeavours to satisfy or procure the satisfaction of the Conditions Precedent (to the extent that such condition relates to the Purchaser) as soon as possible before the Long Stop Date.

4.7	The Purchaser shall, and undertakes that it shall, and shall procure that the Group shall:

(a)	indemnify the Vendor, Dyxnet Holdings Limited and Mr Lap Man and hold the Vendor, Dyxnet Holdings Limited and Mr Lap Man harmless on a full indemnity basis against any and all Losses, Liabilities and expenses incurred, suffered, sustained, resulting from, arising out of or relating to:

(i)	any Group Company’s failure to make the full and timely payment of any obligations in respect of certain financial facilities which are supported, guaranteed by, or otherwise related to, or secured by, the Corporate Guarantees (a “Guaranteed Facility”);

(ii)	any non-compliance by any Group Company with respect to any obligation under the Guaranteed Facility; and

(iii)	any demand, request, Claim, order or the like on the Vendor, Dyxnet Holdings Limited and/or Mr Lap Man under or in relation to the Corporate Guarantees and all costs and expenses incurred thereon;

(b)	use its commercial best endeavours to release the Corporate Guarantees as soon as possible but in any case within thirty-six (36) months from the Completion Date;

provided, that, neither the Purchaser nor any Group Company will be liable to the Vendor for such losses, Liabilities and expenses due to gross negligence or wilful misconduct of the Vendor. For the avoidance of doubt, any gross negligence or wilful misconduct of the Vendor shall not have an impact on the rights of Dyxnet Holdings Limited and Mr Lap Man to receive the above indemnity.

4.8	Completion Disclosure Letter

(a)	A draft of the Completion Disclosure Letter (or letters) may be provided to the Purchaser at least two Business Days prior to the Completion Date.

(b)	The Completion Disclosure Letter shall disclose facts or circumstances that are exceptions to the Vendor Warranties as of Completion.

(c)	Having reviewed the facts and circumstances disclosed in the Completion Disclosure Letter:

(i)	if the facts and circumstances disclosed in the Completion Disclosure Letter disclose breaches of Vendor Warranties with a value equal to or in excess of US$200,000, the Purchaser may, in its sole discretion, rescind this Agreement by written notice prior to the Completion Date, failing which, such disclosures in the Completion Disclosure Letter shall be deemed Disclosed; or

(ii)	if the facts and circumstances disclosed in the Completion Disclosure Letter disclose breaches of Vendor Warranties with a value less than US$200,000 the Purchaser shall not be entitled to rescind this Agreement on the basis of such disclosures and such disclosures shall be deemed Disclosed.

4.9	The Purchaser and Vendor shall enter into the Loan Agreement and Share Mortgage Agreement on the date of this Agreement and it shall be a fundamental condition of this Agreement that the Loan is advanced in accordance with the Loan Agreement. In addition to any other rights and remedies available to it at law, in equity, in contract or otherwise in connection with or arising from the failure of the Purchaser to advance the Loan, the Purchaser shall be entitled to terminate this Agreement immediately upon notice.

5.	PRE-COMPLETION ACTIONS

5.1	The Vendor undertakes to procure that, between the date of this Agreement and Completion (the “Interim Period”), each Group Company:

(a)	shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement save as required under the provisions of this Agreement (including without limitation the Reorganisation Actions); and

(b)	without prejudice to the generality of clause 5.1(a), shall not, without the prior written consent of the Purchaser, undertake any of the actions set out in Schedule 5 save as required under the provisions of this Agreement (including without limitation the Reorganisation Actions).

5.2	At all times during the Interim Period, the Vendor shall promptly provide the Purchaser, its agents and representatives with free and full access to all of the premises, assets, debts, accounts, books and records of the Group, and provide the Purchaser, its agents and representatives with the opportunity to discuss the business, management, operations and financial status of the Group provided always and only to the extent that such access shall not adversely affect the operations of the Group in any respect.

5.3	The Purchaser shall duly authorize the award of its restricted stock units with an aggregate value of RMB31,500,000 under its current in-effective share incentive plan to the Dyx Management at Completion. The number of restricted stock units to be awarded to each Dyx Management shall be determined by the Purchaser and the Vendor jointly and calculated based on the closing trading price of the Purchaser’s shares on NASDAQ on the trading date immediately prior to the Completion Date.

5.4	The Vendor shall procure that Anlai:

(a)	enters into the SDTCL SPA on or before the date of this Agreement; and

(b)	performs its obligations under the SDTCL SPA.

5.5	The Purchaser shall procure that the PRC Purchaser:

(a)	enters into the SDTCL SPA on or before the date of this Agreement; and

(b)	performs its obligations under the SDTCL SPA.

5.6	On or before receipt of the Loan by the Vendor, the Vendor shall appoint such number of the individuals (the “Purchaser Directors”) nominated by the Purchaser and agreed by the Vendor as directors of each Group Company such that the Purchaser Directors shall constitute a majority of the directors on the board of directors of each Group Company immediately following the receipt of the Loan.

5.7	The Purchaser shall, indemnify the Vendor and Anlai for any Claim, Liability or Loss suffered by the Vendor and/or Anlai under or in relation to or arising out of any action or inaction of the Purchaser Directors incurred during the period from the appointment effectiveness time of such Purchaser Directors until the earlier of the Completion Date or such Purchaser Directors’ resignation.

6.	COMPLETION

6.1	Subject to the fulfillment or waiver of the Conditions Precedent, Completion shall take place contemporaneously with the completion of the SDTCL SPA at the Completion Location on the Completion Date.

6.2	On Completion, the Purchaser shall comply with the obligations set out in Part B of Schedule 6 and against the compliance by the Purchaser of such obligations, the Vendor shall comply with the obligations set out in Part A of Schedule 6. The Vendor may waive some or all of the obligations of the Purchaser as set out in Part B of Schedule 6 and the Purchaser may waive some or all of the obligations of the Vendor as set out in Part A of Schedule 6.

6.3	If the Vendor or the Purchaser fails to comply with any of their respective obligations in Schedule 6, the Purchaser, in the case of non-compliance by the Vendor, or the Vendor, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other served on the Completion Date:

(a)	to terminate this Agreement (other than clauses 11 (Confidentiality and Announcements), 12 (Notices), 13 (Miscellaneous), 14 (Governing law and Dispute Resolution) and 15 (Appointment of Process Agent)) without liability on its part and shall be entitled to claim all damages, Losses and expenses suffered or incurred arising from the default;

(b)	to effect Completion so far as practicable having regard (and without prejudice) to the defaults which have occurred; or

(c)	to fix a new date for Completion (being not more than 20 Business Days after the agreed date for Completion) in which case the provisions of Schedule 6 shall apply to Completion as so deferred but provided such deferral may only occur once.

6.4	The Vendor shall, and shall procure that Anlai shall, and the Purchaser shall, and shall procure that the PRC Purchaser shall, undertake, covenant and agree that notwithstanding any other provision in this Agreement or the SDTCL SPA:

(a)	the Vendor and the Purchaser shall not be required to complete any of the transactions contemplated under this Agreement or the SDTCL SPA unless such agreements are completed contemporaneously;

(b)	if this Agreement is terminated for any reason, the parties irrevocably agree (and shall procure Anlai (in the case of the Vendor) and the PRC Purchaser (in the case of the Purchaser) to agree) that the SDTCL SPA shall be terminated with effect from the termination of this Agreement and each party shall procure Anlai (in the case of the Vendor) and the PRC Purchaser (in the case of the Purchaser) to execute such documents and perform such acts and things as either of the Vendor or the Purchaser may reasonably require to terminate the SDTCL SPA;

(c)	if the SDTCL SPA is terminated for any reason, the parties irrevocably agree that this Agreement shall be terminated with effect from the termination of the SDTCL SPA and each party shall execute such documents and perform such acts and things as either of the Vendor or the Purchaser may reasonably require to terminate this Agreement; and

(d)	if there is any inconsistency between the terms of this Clause 6.4 and any other term in this Agreement or the SDTCL SPA, the provisions of this Clause 6.4 shall prevail.

7.	VENDOR WARRANTIES

7.1	Subject to the provisions and limitations contained in clauses 7 and 8, the Vendor warrants to the Purchaser that, except as Disclosed in the Disclosure Material, each of the Vendor Warranties contained in Schedule 4 are true and accurate and not misleading as at the date hereof (unless specified to be given only as at a specific date) and will be so on the Completion Date as if repeated immediately before Completion (unless specified to be given only as at a specific date).

7.2	Each of the Vendor Warranties is without prejudice to any other Vendor Warranty and, except where expressly stated otherwise (including in this clause 7 and in clause 8), no provision contained in this Agreement shall govern or limit the extent or application of any other provision.

7.3	The Vendor Warranties shall survive Completion. The rights and remedies of the Purchaser in respect of any breach of any of the Vendor Warranties shall continue to subsist after and notwithstanding Completion.

7.4	If after the signing of this Agreement:

(a)	the Vendor becomes aware that any of the Vendor Warranties are materially untrue, inaccurate or misleading as of the signing of this Agreement; or

(b)	the Vendor becomes aware that any event occurs or matter arises which is or may constitute a breach of or be inconsistent with any of the Vendor Warranties,

the Vendor shall notify the Purchaser in writing (including via email) describing the fact or event in reasonable detail as soon as possible and Disclose the same in the Completion Disclosure Letter.

7.5	Where a Vendor Warranty is made or given “so far as the Vendor is aware”, “to the best of the knowledge, information and belief of the Vendor” or similar expression, that Vendor Warranty shall be deemed to be subject to the actual knowledge of the Directors of the Group Companies having made reasonable enquiries.

7.6	The Vendor Warranties are qualified in their entirety by, and subject in their entirety to, and the Purchaser is barred from making a Claim in respect of:

(a)	those limitations set out in this clause 7 and in clause 8;

(b)	any action undertaken pursuant to or in contemplation of this Agreement including all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement;

(c)	those matters Disclosed to the Purchaser including (but not limited to) those matters Disclosed in this Agreement and the Disclosure Material;

(d)	any matter provided for or set out or described in the Management Accounts or the Audited Accounts (including in any notes thereto);

(e)	the extent of any matter or thing hereafter done or omitted to be done (i) by the Purchaser in causing breach of any of the Vendor Warranties; or (ii) by the Vendor or any Group Company at the written request or with the written approval of the Purchaser; or

(d)	if it arises as a result of legislation which comes into force after the date hereof and is retrospective in effect,

and in each of such events, the Vendor shall not be liable for any breach of the Vendor Warranties in relation to, and to the extent of, those events.

8.	INDEMNIFICATION AND LIMITATION ON CLAIMS

8.1	The Vendor shall indemnify the Purchaser and its Associates, directors, officers and employees (collectively the “Purchaser Indemnitees”) for any Claim or Loss under or in relation to or arising out of:

(a)	any breach of the Vendor Warranty under paragraph 2.3 of Schedule 4;

(b)	any claim, demand, action, suit and cause of action arising from or in relation to any aspect of the Proceedings, SPA and/or Settlement Agreement (each term as defined in paragraph 2.3 of Schedule 4) against the Purchaser Indemnitees;

(c)	any Tax of the Group Companies with respect to any tax period ending on or before the Completion Date, and with respect to a Straddle Period, the portion of such Straddle Period ending on the Completion Date, including all Liabilities, penalties or interest in respect of Tax incurred by any of the Group Companies resulting from, attributable to or arising in connection with any failure by the Vendor, any Group Company, or the Vendor’s other Associates to duly comply with their Tax reporting, filing or payment obligations under Applicable Laws, or any asset valuation criteria or requirements under Applicable Laws in connection with any transaction, or event or matter that occurred on or before the Completion Date, including, but not limited to, the transactions contemplated hereby except in all respects to the extent that that provision or reserve of such Tax or deferred Tax has been made or included in the Audited Accounts or the Management Accounts (including the notes thereto); or

(d)	any Liabilities in respect of Tax which is assessed or levied on the Vendor or Anlai as a result of the transactions contemplated hereby and the SDTCL SPA, which are demanded or paid by any of the Purchaser Indemnitees;

provided that, with respect to items (a) to (d), regardless of any Disclosure made by the Vendor in the Disclosure Material or otherwise or any knowledge, actual or constructive, of the Purchaser of such Liabilities.

8.2	Save as provided at clause 13.14, the provisions of this clause 8.2 limit the Liability (which for the purpose of this clause 8.2 includes any Claim for consequential or indirect losses) of the Vendor in relation to any Claim under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8), and:

(a)	the aggregate Liability of the Vendor for all Claims under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8) shall not exceed the Liability Cap;

(b)	the Vendor shall not be liable for any Liability or Claim under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8) unless:

(i)	the Vendor’s Liability in respect of such Claim (together with any connected Claims) exceeds the De Minimis Amount;

(ii)	the amount of the Vendor’s Liability in respect of such Claim (together with any connected Claims), when aggregated with the Vendor’s Liability for all Claims that are not excluded under clause 8.2(b)(i) exceeds the Minimum Claim Amount, in which case the Vendor shall be liable for the whole amount claimed (and not just the amount by which the threshold in this clause 8.2(b)(ii) is exceeded); and

(iii)	a notice in writing is given by the Purchaser to the Vendor specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Purchaser relies, setting out an estimate of the amount of Losses or Claim which are, or are to be, the subject of the Loss, Claim or Liability (including any Loss which are contingent on the occurrence of any future event) or a Claim is otherwise initiated by the Purchaser against the Vendor:

(1)	if such Claim solely relates to a breach of a Tax Warranty, within 6 years after Completion; or

(2)	in every other case, within 18 months after Completion;

(c)	for the purposes of this clause 8.2, a Claim is “connected” with another Claim if the relevant claims arise from the same event or set of circumstances, or relates to the same subject matter or, in the case of unpaid receivables due from a third party, each individual amount is connected; and

(d)	the Vendor’s Liability to the Purchaser Indemnitee for any Losses arising out of a breach or any Claim under this Agreement will be reduced to the extent that such Claim or Losses arise(s) as a result of or in connection with any act or omission before or after Completion by any Purchaser Indemnitee, the Purchaser, the Purchaser’s Associates or, to the extent directed by the Purchaser, the Group Companies or as otherwise contemplated under this Agreement or any Transaction Document.

8.3	The Vendor is not liable to the Purchaser or the Purchaser Indemnitees (or any person deriving title from the Purchaser) for any Claim or Loss under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8):

(a)	unless a notice in writing of the Claim or Loss is given by the Purchaser to the Vendor specifying in reasonable detail the legal and factual basis of the Claim or Loss and the evidence on which the Purchaser relies, setting out an estimate of the amount of Losses or Claim which are, or are to be, the subject of the Claim or Loss (including any Loss which are contingent on the occurrence of any future event) and such notice is served on the Vendor in accordance with clause 8.2;

(b)	to the extent that any Group Company has recovered any sum in relation to the circumstances giving rise to the Claim under any insurance policy held by the relevant Group Company immediately prior to Completion (for which purposes the Purchaser undertakes to use all commercially reasonable endeavours to recover any such sum from the insurer);

(c)	to the extent that the Claim or Losses results or is contributed to (but in which case only to the extent of the contribution) any voluntary act, omission, transaction or arrangement of the Purchaser or Purchaser Indemnitees after Completion;

(d)	to the extent that the Claim or Losses arise(s)/results from or is contributed to (but in which case only to the extent of the contribution) any increase in the rates, method of calculation or scope of taxation after Completion (excluding a mistake in the application of such rates, methods or scope prior to Completion);

(e)	to the extent the Claim or Losses arise(s)/results from or is contributed to (but in which case only to the extent of the contribution) a result of any change in any accounting standards of the Group introduced after Completion; or

(f)	if the Claim or Losses results from or is contributed to by (but in which case only to the extent of the contribution) the passing of, or any change in, any generally accepted interpretation or application of any Applicable Laws (including Applicable Laws of a retrospective effect) after Completion.

8.4	For the avoidance of doubt, nothing in this agreement shall prevent the Purchaser from exercising any rights and remedies available to it at law, in equity, in contract or otherwise in connection with or arising from this Agreement, provided that the Purchaser shall not be entitled to recover from the Vendor under this Agreement more than once in respect of the same Claim or Loss suffered or in excess of its actual damages under such Claim or Loss.

8.5	The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Loss or Claim which in the absence of mitigation might give rise to a Liability or an increased Liability in respect of such Loss or Claim under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8).

8.6	If, after the Vendor has made a payment to the Purchaser (or a Purchaser Indemnitee) pursuant to a Claim or Loss under this Agreement, any of the Purchaser or a Group Company (or a Purchaser Indemnitee) receives a payment from a third party of a sum which indemnifies or compensates the Purchaser in respect of any Loss or Liability which is the subject matter of a Claim or Loss, then the Purchaser must repay to the Vendor the amount received from the Vendor (less any costs and expenses attributable to the recovery) or, if less, the amount of the payment from the third party which was received by the Purchaser (or a Purchaser Indemnitee) (less any costs and expenses attributable to the recovery).

8.7	In calculating any Losses of the Purchaser (or a Purchaser Indemnitee) or Liability of the Vendor for a Claim arising under, in relation to, or arising out of this Agreement, including a breach of any Vendor Warranty or under clause 8.1, any Taxation benefit or reduction used or received by the Purchaser (or any Group Company or a Purchaser Indemnitee) as a result of such Losses shall be taken into account, save to the extent that such Taxation benefit or reduction has already been taken into account in determining the Losses or liability in question.

8.8	If the matter or circumstance that may give rise to a Claim against the Vendor for Loss under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8) is a result of or in connection with a claim by or Liability to a third party (a “Third Party Claim”) then, without prejudice to the rights of the insurers of the Purchaser, the Purchaser (or a Purchaser Indemnitee) shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its sole discretion, provided that the Purchaser (or in the case of a Purchaser Indemnitee, the Purchaser shall procure that the Purchaser Indemnitee) shall:

(a)	not settle any Third Party Claim without approval in writing from the Vendor (acting reasonably and without delay) unless such settlement includes an unconditional release of the Vendor from all Liabilities arising out of such claim;

(b)	consult with the Vendor so far as commercially reasonably practicable in relation to the conduct of the Third Party Claim; and

(c)	take commercially reasonable account of the views of the Vendor before taking any action in relation to the Third Party Claim.

8.9	The Purchaser shall only be entitled to deduct from any Earn-out Consideration, if any, an amount equal to the amount of Losses payable by the Vendor to satisfy any Clam or Loss under this Agreement (including (without limitation) any Loss, Liability or Claim relating to the Vendor Warranties and the indemnities under this clause 8) only if:

(a)	such Losses, and the extent of such Losses, have been agreed in writing by the Vendor; or

(b)	such Losses, and the extent of such Losses, have been awarded by a Court of competent jurisdiction and the Vendor has no further right of appeal in respect of such award,

otherwise no right of offset shall exist and the Purchaser must pay the full amount of the Earn-out Consideration without any offset or deduction.

9.	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Vendor that each of the following statements is true and accurate and not misleading as at the date hereof and will be so on the Completion Date as if immediately repeated before Completion:

(a)	the Purchaser is a company duly incorporated and validly existing under the laws of its place of incorporation and has the requisite power and authority to enter into and perform this Agreement and has obtained all necessary consents and authorisations to enable it to do so;

(b)	this Agreement constitutes valid, legal and binding obligations on the Purchaser in accordance with its terms;

(c)	compliance with the terms of this Agreement shall not breach or constitute a default under any of the following:

(i)	any order, judgment or decree applicable to the Purchaser;

(ii)	any Applicable Law, writ, order, rule or regulation; and

(iii)	any provision of its constitution;

(d)	the Purchaser (and the Purchaser’s Associates and advisors) do not have any knowledge of any matter which would constitute a breach of any of the Vendor Warranties, except for any actual or potential breach of the Vendor Warranties which are Disclosed in the Disclosure Material or in this Agreement;

(e)	the Purchaser has had the opportunity prior to the signing of this Agreement to conduct due diligence on the Group Companies and their business and has independently determined to enter into this Agreement without the benefit of any inducements, representations or warranties from the Vendor or its agents save as expressly set out in this Agreement; and

(f)	the Purchaser has received and reviewed the Disclosure Material (except as at the signing of this Agreement, the Completion Disclosure Letter), and has accessed and reviewed the documents in the Data Room.

10.	POST COMPLETION OBLIGATIONS

Tax Returns and Computations

10.1	The Vendor or its duly authorised agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax returns and computations of each Group Company, including claims, elections, surrenders, notices or consents in respect of any Surrender, for all Tax accounting periods of each Group Company ending on or before the Completion Date.

10.2	For purposes of this Agreement, whenever it is necessary to allocate Taxes for a Straddle Period between periods prior to Completion and after Completion, (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Completion Date shall be determined based on an actual Completion of the books as of the close of business on the Completion Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Completion Date shall be the product of; (x) the amount of such Taxes for the entire period; and (y) a fraction the numerator of which is the number of calendar days in the Straddle Period ending with on the Completion Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of clause (i), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Completion Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Completion Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

10.3	For the purposes of clause 10.1:

(a)	the Vendor and the Purchaser must each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all outstanding Tax returns and computations;

(b)	the Vendor and the Purchaser must as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority; and

(c)	the Purchaser undertakes to procure that any relevant Group Company will at the request of the Vendor sign and submit to the relevant Tax Authority all notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all the other documents and returns that the Vendor may reasonably request to give effect to the provisions of clauses 10.2 and 10.3 that the Purchaser will not be obliged to procure that a Group Company signs and submits a document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects.

10.4	Without limiting the obligations under clauses 10.1 through 10.3, the Purchaser shall allow access to and provide the Vendor with, all documents, information and material relating to the Group Companies prior to the Completion Date for the purpose of assisting the Vendor complying with any Taxation Statute or request from any Taxation Authority.

10.5	The Vendor acknowledges, covenants and agrees that the Vendor shall, and shall procure that Anlai shall, promptly pay and settle the full amount of Tax assessed by the relevant tax authority to be payable by and the Vendor and Anlai under all Applicable Laws in connection with the transactions contemplated by this Agreement, the SDTCL SPA or other Transaction Documents.

10.6	The Vendor acknowledges and agrees that the Purchaser shall have no obligation to pay or withhold from the Vendor, Anlai, the Company or any Associate or beneficial owner of the Vendor, Anlai or the Company, any tax of any nature that is required by any Applicable Law to be paid by the Vendor, the Company or any Associate or beneficial owner of the Vendor, Anlai or the Company, in connection with the transactions contemplated by this Agreement, the SDTCL SPA or other Transaction Documents.

10.7	The Vendor shall use its reasonable endeavours, and shall procure Anlai to execute on or prior to the Completion all necessary documents to facilitate:

(a)	the registration of the SDTCL Shares with the PRC Administration for Industry and Commerce (“AIC”); and

(b)	the removal of the legal representative/director(s) of SDTCL and replacement of the legal representative/director(s) of SDTCL with such persons nominated by the PRC Purchaser.

Non-Competition

10.8	Subject to clauses 10.9 to 10.14, each of the Vendor and Mr Lap Man undertakes to the Purchaser that it / he will not (either personally or through an agent), directly for a period beginning on the Completion Date and ending on 31 December 2016 (the “Non-Compete Period”):

(a)	be Engaged or Involved in any capacity in the business of the Business in the PRC, Hong Kong and Taiwan;

(b)	solicit a customer, client or business partner which are the Company’s customer, client or business partner at any time within 3 years prior to Completion or current customer, client or business partner;

(c)	directly or indirectly employ any employee of any Group Company or persuade, solicit or encourage such employee to leave such Group Company’s employ; or

(d)	increase the number of cabinets in the data centre business and cloud business (including infrastructure services) in the PRC .

10.9	Notwithstanding any contained in clause 10.8, the prohibitions, restrictions or restraints in clause 10.8 (each a “Restraint”) shall not apply to the Vendor or to Mr Lap Man in respect of:

(a)	being Engaged or Involved in any Existing Business:

(b)	any customer or supplier of the Group (both before and after Completion) also being a customer or supplier of an Existing Business (whether prior or after Completion) but only in respect of matters other than the Business;

(c)	any arrangement, agreement, or supply of goods of services to the Purchaser or the Group Companies including (without limitation) under the clause 10.15; or

(d)	holding any interest in the Purchaser Shares or pursuant to the Earn-Out Consideration.

10.10	Each of the Vendor and Mr Lap Man acknowledges and agrees that the Restraints are within the scope that is reasonable in the circumstances and is necessary to protect the commercial objectives of the Purchaser, the Group Companies and the Business.

10.11	Each part of the Restraints has effect as a separate and severable restriction and is to be enforced accordingly.

10.12	Notwithstanding clause 10.8, neither the Vendor nor Mr Lap Man is restricted from holding, or having a financial interest in, in aggregate not exceeding 5% of the securities in any public company the securities (except for the Purchaser or BNC (as defined in schedule 8)) of which are quoted on a recognised stock exchange even though that company carries on any of the prohibited and restrained activities contained in clause 10.8, provided that, in all of the circumstances, one or more of the Vendor and Mr Lap Man do not effectively control such company and are not Engaged or Involved in the management of the business of the issuer of the securities or of any of its Associates other than by the exercise of voting rights attaching to the relevant securities.

10.13	The Vendor acknowledge that, since damages may not be an adequate remedy for a breach of a Restraint, the Purchaser is entitled to an injunction or specific performance (or both) to prevent a breach or continued breach of clause 10.8.

10.14	For the purposes of clauses 10.8 to 10.13:

(a)	a person is “Engaged or Involved” in a business or activity if that person has any direct involvement as a principal, agent, partner, employee, shareholder, director, manager, of, or to the business or activity or in, of or to any person who carries on the business or activity; and

(b)	“Existing Business” means the businesses and operations of the Vendor, Mr Lap Man and any of their respective Associates as at the date of this agreement including but not limited to:

(i)	the contact centre business and related services operated by Anlai Network Communication Technology Company Limited and its Associates;

(ii)	the data centre and cloud business (including infrastructure services) and related services operated by Diyixian Internet Centre Limited, Dyxnet Data Centre Services Limited and Diyixian DCC Service Limited and their respective Associates;

(iii)	the food delivery marketing and management platform and related services operated by 51wm Company Limited and its Associates including under the name 51WM or ; and

(iv)	the provision of corporate services and related services by DYXnet Corporate Service Limited and its Associates.

Corporate Services, Data Centre and Call Centre Services

10.15	The Vendor hereby unconditionally and irrevocably undertakes that for the period from Completion until 31 December 2016 (unless terminated earlier pursuant to this clause 10.15) it shall procure that:

(a)	Dyxnet Corporate Service Limited provide the corporate services under the Corporate Services Agreement to the Group Companies at the rate of cost plus 2% and provided that the fees charged to Diyixian.com under the Corporate Services Agreement shall not be increased by more than 5% per annum;

(b)	the services of data centre and call centre provided by the Vendor’s Associate(s) (other than the Group Companies) to the Group Companies shall at all times be charged at a price not exceeding the current price charged to Diyixian.com; and the parties shall use commercially reasonable best efforts to reduce the costs incurred by the data centre; and

(c)	the Group Companies receiving the corporate services under the Corporate Services Agreement, data centre services and call centre services provided by any Vendor’s Associate may at any time terminate all or a portion of such services by serving a three-month prior written notice to such Vendor’s Associate without cost; provided that any office lease relating to the terminated services to which such Vendor’s Associate is a party or is bound by shall be transferred to the applicable Group Company designated by the Purchaser upon the termination of services.

10.16	To the extent the Corporate Services Agreement is inconsistent with clause 10.15, the parties shall procure the applicable parties to the Corporate Services Agreement to amend such Corporate Services Agreement to the extent of any inconsistency; provided that any amendment to the Corporate Services Agreement shall require prior written consent by the Purchaser.

10.17	The Vendor hereby covenants and undertakes to the Purchaser that, at all time during the Earn-out Period (as defined in Schedule 8), the Group Companies shall have sufficient working capital for its normal operation and projected expansion, and there is no need for the Purchaser, nor the Purchaser has any obligation, to inject additional working capital or otherwise provide any financing to any Group Company.

10.18	Prior to 31 December 2016,

(a)	the Vendor shall not transfer, dispose of, pledge or otherwise encumber, to any third party, other than the Purchaser or its Associate(s), all or any portion of the equity interest of any Vendor’s Associate engaging in data centre services or any of the assets possessed by the Vendor or any Vendor’s Associate in connection with the data centre services; and

(b)	the Purchaser shall have an option, but not an obligation, to purchase all equity interest in such Vendor Associate(s) engaging in data centre service at US$1.00, pursuant to an option agreement to be entered into by the Vendor and/or its Associate(s) and the Purchaser and/or its Associate(s) on or prior to the Completion.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

Announcements

11.1	For the purpose of this clause 11 the term:

(a)	‘Vendor’s Group’ shall include the Vendor, Anlai and their respective Associates and shall include prior to (but not after) Completion, the Group Companies; and

(b)	‘Purchaser’s Group’ shall include the Purchaser, the PRC Purchaser and their respective Associates and shall include after (but not prior) Completion, the Group Companies.

11.2	Prior to, and for the period of 12 months after Completion, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Vendor’s Group or any member of the Purchaser’s Group without the prior written approval of the Vendor and the Purchaser. The Vendor and the Purchaser shall procure that their respective Associates comply with this clause.

11.3	The restriction at clause 11.2 shall not affect any announcement or circular required by law or any regulatory body or the rules of any stock exchange on which the shares of either party (or its holding company) are listed provided the party with an obligation to make an announcement or issue a circular (or whose Associate has such an obligation) shall:

(a)	consult with the other party (or shall procure that its Associate consults with the other party) in respect of such announcement or circular;

(b)	give the other party all reasonable opportunity to comment on such announcement or circular; and

(c)	to the fullest extent allowable under the Applicable Laws or any regulatory body or the rules of any stock exchange, take in such reasonable comments of the other party.

Confidentiality

11.4	Subject to clauses 11.2 and 11.3, each of the Vendor and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement (and any such other agreements);

(c)	(in the case of the Vendor) any information relating to the Group Companies following Completion and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(d)	(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Vendor’s Group including, prior to Completion, the Group Companies; or

(e)	any information provided for or referred to in the Disclosure Material.

11.5	Clause 11.4 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by law, any Government Authority on which the shares of either party or its holding company are listed (including where this is required as part of its financial reporting requirements and any actual or potential offering, placing and/or sale of securities of any member of the Vendor’s Group or the Purchaser’s Group);

(b)	the disclosure or use is required to vest the full benefit of this Agreement in the Vendor or the Purchaser;

(c)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(d)	the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of clause 11.4 in respect of such information as if they were a party to this Agreement;

(e)	the information is or becomes publicly available (other than by breach of this Agreement);

(f)	the other party has given prior written approval to the disclosure or use; or

(g)	the information is independently developed after Completion;

provided that prior to disclosure or use of any information pursuant to clause 11.4(a), (b) or (c), except where prohibited by law or regulation or in the case of disclosure to a Tax Authority, the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

11.6	Should this Agreement be terminated for any reason, the party (the “receiving party”) receiving any information set out in clause 11.4 must, on the request of the other party (the “disclosing party”), as soon as reasonably practicable deliver to the disclosing party or otherwise destroy all documents or other materials contained or referred to as confidential information of the disclosing party which are in the receiving party’s possession, power or control or in the possession, power or control of person who has received confidential information under clauses 11.5(d) and 11.5(f). To the extent that such information cannot be destroyed or delivered (for whatever reason), the receiving party shall strictly comply with the provisions of clause 11.4 and shall ensure all its employees, officers, consultants, professional advisers and all others who received such information are aware of such obligation of confidentiality and agree to strictly comply with clause 11.4 as if they were named as the receiving party. This Clause shall continue to have effect for the period of six years from the Completion Date.

11.7	Each party acknowledges that the other would be irreparably harmed by a breach of clause 11.4 or 11.6 and that, therefore, damages may not be an adequate remedy and, accordingly, the disclosing party is entitled, without proof of special damage, to the remedies of injunction, specific performance and other equitable relief for a threatened or actual breach of clause 11.4.

12.	NOTICES

12.1	Any communication and/or information to be given in connection with this Agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or in electronic form to any person at the address of that person shown in Schedule 1 (or such other address as it may notify to the other parties to this Agreement for such purpose).

12.2	A communication sent according to clause 12.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by pre-paid first class post, on the second day after posting; or

(c)	at the time of transmission in legible form, if delivered by fax or e-mail (unless a notice of non-delivery is received);

except that if a communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9:30am on the second of such Business Days.

13.	MISCELLANEOUS

Assignment

13.1	This agreement is personal to the parties to it. Accordingly neither the Vendor nor the Purchaser may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of the other party’s obligations under this Agreement.

Variation

13.2	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Vendor and the Purchaser.

Invalidity

13.3	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

13.4	To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 13.3, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 13.3, not be affected.

Method of Payment

13.5	Unless otherwise specified, wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

Interest

13.6	If the Vendor or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum equal to the Interest Rate. Such interest shall accrue from day to day.

Counterparts

13.7	This agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A party may execute this Agreement on a facsimile or PDF copy counterpart and deliver its signature by facsimile or email (as the case may be). A facsimile or PDF copy counterpart sent by facsimile machine or email (as the case may be) (a) must be treated as an original counterpart, (b) is sufficient evidence of the execution of the original and delivery of the counterpart, and (c) may be produced in evidence for all purposes in place of the original.

No Partnership

13.8	Nothing in this Agreement shall be taken to constitute a partnership between any of the parties hereto and none of them shall have any authority to bind any of the others of them in any way (except to the extent expressly provided in this Agreement).

Further Assurance

13.9	Each of the Vendor and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Vendor or the Purchaser may reasonably require to transfer the Sale Shares to the Purchaser and to give each of them the full benefit of this Agreement.

13.10	Following Completion and pending registration of the Purchaser as owner of the Sale Shares, the Vendor shall exercise all voting and other rights in relation to such Sale Shares in accordance with the Purchaser’s instructions.

Entire Agreement

13.11	This Agreement contains the whole agreement between the Vendor and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Vendor and the Purchaser in relation to the matters dealt with in this Agreement.

13.12	The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

13.13	In this clause 13, “this Agreement” includes the Disclosure Material and all documents entered into pursuant to or contemplated by this Agreement.

13.14	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

Reasonableness

13.15	Each of the Vendor and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement (including without limitation in relation to enforceability, choice of law and performance) and agrees that the provisions of this Agreement (including the Disclosure Material, and all documents entered into pursuant to this Agreement) are fair and reasonable.

Waiver

13.16	No failure by any party to exercise, and no delay on its part in exercising any right hereunder will operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against any person under the same liability whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Costs and Stamp Duty

13.17	Subject to clause 13.19, whether or not Completion occurs, all expenses incurred by or on behalf of the parties including all fees of agents, finders, brokers, representations, legal advisers and accountants employed by them in connection with the negotiation, preparation, execution or completion of this Agreement, shall be borne solely by the party who incurred the liability. For the avoidance of doubt, the Company shall not, after Completion, pay or be responsible for any costs or expenses incurred in connection with this Agreement or the other Transaction Documents.

13.18	Each of the Vendor and the Purchaser hereby acknowledges and agrees that any costs or expenses incurred in connection with the exchange of currencies arising in any payment under this Agreement shall be borne by the Vendor and the Purchaser equally.

13.19	All stamp duty (if any) payable in respect of the transfer of the Sale Shares pursuant to this Agreement shall be borne in equal shares by the Vendor on the one part and the Purchaser on the other part.

13.20	Except as otherwise provided in this Agreement or agreed expressly among the parties, each party shall be solely responsible for all Taxes accruing to such party arising from this Agreement or the other Transaction Documents, under all Applicable Laws.

Termination

13.21	Notwithstanding clauses 4.2 and 6.3, this Agreement may be terminated at any time prior to the Completion Date by mutual written consent of the Vendor and the Purchaser.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

Governing Law and Jurisdiction

14.1	This agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with Hong Kong law and the parties submit to the non-exclusive jurisdiction of the courts of Hong Kong.

Dispute Resolution

14.2	Any dispute, controversy, Claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (a “Dispute”) shall first be attempted to be resolved through discussions and consultations between the parties in good faith for a period of 30 days after written notice has been sent by any party to the other party or parties, as applicable (the “Consultation Period”). If the Dispute remains unresolved upon expiration of the Consultation Period, any party may in its sole discretion elect to submit the matter to arbitration with notice to the other applicable party or parties (the “Arbitration Notice”). The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this clause 14.2, including the provisions concerning the appointment of arbitrators, the provisions of this clause 14.2 shall prevail. There shall be three arbitrators for any such arbitration. The submitting party/parties shall nominate one arbitrator, and the responding party/parties shall nominate one arbitrator, in each case within 15 days after the date of the Arbitration Notice, for confirmation by the HKIAC. Both arbitrators shall agree on the third arbitrator within 30 days thereafter. Should either party fail to appoint an arbitrator or should the two arbitrators fail, within such 30-day period, to reach agreement on the third arbitrator, such third arbitrator shall be appointed by the HKIAC. The third arbitrator will act as the presiding arbitrator of the arbitration tribunal. The language of the arbitration shall be English, and all documentation to be submitted to and reviewed by the arbitrators shall be in the English language. Each party shall be responsible for translating into English any document that is not originally in that language. Each party shall cooperate with the other parties in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award. When any Dispute occurs and when any Dispute is under arbitration, except for the matters under Dispute, the parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement. The arbitration award shall be final and binding upon the parties hereto. The parties agree that any arbitration award rendered in accordance with the provisions of this clause 14.2 may be enforced by any court having jurisdiction over the parties or over the parties’ assets wherever the same may be located. The parties hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter. Any party to a Dispute shall be entitled to seek temporary or preliminary injunctive relief from any court of competent jurisdiction pending the constitution of an arbitral tribunal.

15.	APPOINTMENT OF PROCESS AGENT

Purchaser’s Agent to Accept Service in Hong Kong

15.1	The Purchaser hereby irrevocably appoints 21 Vianet Group Limited, the details of which are set out in Part 4 of Schedule 1, as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

15.2	The Purchaser agrees to inform the Vendor in writing of any change of address of such process agent within 28 days of such change.

15.3	If such process agent ceases to be able to act as such or to have an address in Hong Kong, the Purchaser irrevocably agrees to appoint a new process agent in Hong Kong acceptable to the Vendor and to deliver to the Vendor within 14 days a copy of a written acceptance of appointment by the process agent.

Vendor’s Agent to Accept Service in Hong Kong

15.4	The Vendor hereby irrevocably appoints Mr Lap Man, as its agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Vendor.

15.5	The Vendor agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

15.6	If such process agent ceases to be able to act as such or to have an address in Hong Kong, the Vendor irrevocably agrees to appoint a new process agent in Hong Kong acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

15.7	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS whereof the parties entered into this Agreement the day and year first above written.

EXECUTION

SIGNED for and on behalf of
UPWISE INVESTMENTS LIMITED

Signature of Authorised Signatory

MR LAP MAN
Name of Authorised Signatory (block letters)

SIGNED for and on behalf of
21VIANET GROUP, INC.

Signature of Authorised Signatory

Name of Authorised Signatory (block letters)

SIGNED by
LAP MAN

Signature

[Signature Page to Share Sale and Purchase Agreement]

IN WITNESS whereof the parties entered into this Agreement the day and year first above written.

EXECUTION

SIGNED for and on behalf of
UPWISE INVESTMENTS LIMITED

Signature of Authorised Signatory

Name of Authorised Signatory (block letters)

SIGNED for and on behalf of	For and on behalf of
21VIANET GROUP, INC.	21Vianet Group, Inc.

Signature of Authorised Signatory

(Authorized Signature(s)

Chen Sheng
Name of Authorised Signatory (block letters)

SIGNED by
LAP MAN

Signature

[Signature Page to Share Sale and Purchase Agreement]

SCHEDULE 1

Particulars of the Parties

Part 1: Particulars and Notice Details of the Vendor

Vendor:	Name:	Upwise Investments Limited

	Place of Incorporation:	The British Virgin Islands

	Incorporation Number:	440071

	Registered Office:	PO Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

	Notice Address:	Address:	22/F, Crocodile Centre, 79 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong

		Att:	Mr Lap Man

With a copy to:

Charltons 12/F Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong Fax No. +852 2854 9596

Part 2: Particulars and Notice Details of the Purchaser

Purchaser:	Name:	21Vianet Group, Inc.

	Place of Incorporation:	Cayman Islands

	Incorporation Number:	232198

	Registered Office:	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

	Notice Address:	Address	M5, 1 Jiuxuanqiao East Road Chaoyang District, Beijing, 100016, PRC

		Fax No.	+86 10 8456 2619

		Email	yang.liwei@21vianet.com

		Att:	Liwei Yang

With a copy to:

Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong Fax No. +852 3910 4891
For the attention of: Will Cai

Part 3: Particulars and Notice Details of Mr Lap Man

Mr Lap Man:	Name:	Lap Man

	Notice Address:	Address:	22/F, Crocodile Centre, 79 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong

With a copy to:

Charltons 12/F Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong Fax No. +852 2854 9596

Part 4: Particulars and Addresses of Agents to Accept Service

Purchaser’s Agent to Accept Service	Name: Address for Service in Hong Kong:	21 Vianet Group Limited 23/F, Chinachem Johnston Plaza 178-186 Johnston Road, Wanchai Hong Kong

SCHEDULE 2

Details of the Group Companies

Dermot Holdings Limited

Name of shareholder(s)	Upwise Investments Limited

Incorporation number	1810614

Legal form	BVI Business Company

Date and place of incorporation	4 February 2014, British Virgin Islands

Registered office	Offshore Incorporations Limited, PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Issued share capital	50,000 ordinary shares.

Directors	Lap Man

Diyixian.com Limited

Name of shareholder(s)	Dermot Holdings Limited

Incorporation number	0683919

Legal form	Private company limited by shares

Date and place of incorporation	2 August 1999 Hong Kong

Registered office	22/F, Crocodile Centre, 79 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong

Issued share capital	69,520,000 ordinary shares.

Accounting reference date	31 December

Directors	Lap Man Ng Hoi Kam Ngai Keung Wan Ming Fai Gary Ma

Company secretary	Lap Man

Branch Office	Taiwan – registration number 70765990

Shenzhen Diyixian Telecom Company Limited*

Name of shareholder(s)	Diyixian.com Limited (50%) Anlai Information and Communication Technology Company Limited (50%)

Registered number	440301501124576

Legal form	Limited Liability Company (Sino-Taiwan/Hong Kong/Macao Equity Joint Venture)

Date and place of registration	14 December 2007 Shenzhen

Registered office	Room 2201, Building A, Shenfang Plaza, South Renmin Road, Luohu District, Shenzhen

Registered capital	RMB 20 million

Paid-in capital	RMB 20 million.

Accounting reference date	31 December

Directors	Zhou Ping* Man Lap* Wen Meng Ping* Ng Hoi Kam* Wan Ngai Keung*

Supervisors	Zhu Xiang* Yuen Lai Sheung*

Legal representative	Zhou Ping*

General manager	Zhou Ping*

Branch Offices

SDA Beijing Branch	110000450149252

SDA Shanghai Branch	310000500225432

SDA Guangzhou Branch	440101400014179

SDA Dongguan Branch	441900500117887

SDA Suzhou Branch	320500500011944
* English name for reference only

Dyxnet Limited

Name of shareholder(s)	Diyixian.com Limited

Incorporation number	0714086

Legal form	Private company limited by shares

Date and place of incorporation	26 April 2000 Hong Kong

Registered office	22/F, Crocodile Centre, 79 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong

Authorised share capital	HK$10,000 divided into 10,000 ordinary shares of HK$1 each.

Issued share capital (indicate to what extent it has been paid up)	HK$2 divided into 2 ordinary shares of HK$1 each.

Accounting reference date	31 December

Directors	Lap Man

Company secretary	Lap Man

Auditors	Douglas CPA (Practising) Limited

SCHEDULE 3

Conditions Precedent

1.	The Vendor Warranties (except as Disclosed as of the date hereof) being true, correct and accurate in all material respects as of Completion as though made on and as of the Completion Date (except to the extent such Vendor Warranties are made as of a specified date, in which case such Vendor Warranties shall be true and correct in all respect as of such date), except where the failure to be so true and correct has been disclosed in the Completion Disclosure Letter and individually or in the aggregate, involves a value less than US$200,000.

2.	The passing at a general meeting of the Vendor of an ordinary resolution to approve the entering into this Agreement and the transactions contemplated herein.

3.	All covenants, agreements and conditions contained in this Agreement and other Transaction Documents to be performed by the Purchaser, Vendor and Anlai on or prior to Completion having been performed or complied with in all respects.

4.	The Reorganisation Actions set out in Schedule 3(a) having been completed.

5.	The conditions precedent under the SDTCL SPA having been fulfilled or waived as applicable.

6.	No order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to the Completion which has the effect of making unlawful or otherwise prohibiting the consummation of the transactions hereunder, and no legal or regulatory requirements remaining to be satisfied which has the effect of making unlawful or otherwise prohibiting the consummation of the transactions hereunder.

7.	The original restricted stock unit award agreement duly executed by each nominated Dyx Management pursuant to clause 5.3 hereof.

8.	The Purchaser receiving a copy of an opinion from the PRC counsel to the Group addressed to the Vendor in form and substance reasonably satisfactory to the Purchaser, provided that this condition precedent shall be deemed satisfied if such opinion does not identify any issue which has not been previously disclosed in the Disclosure Material (excluding the Completion Disclosure Letter) and where such undisclosed issue causes any breach to the Vendor Warranties with a value individually or in the aggregate less than US$200,000.

9.	The Purchaser receiving a copy of an opinion from the Vendor’s Hong Kong lawyer addressed to the Vendor and solely to be relied upon by the Vendor and by no other person in a form substantially similar to the form at Appendix A hereto with such changes as may be agreed by the Vendor in its sole discretion.

SCHEDULE 3(a)

Reorganisation Actions

Part A The following assets which relate to the Business but are otherwise owned by non-Group Companies, shall be purchased/transferred to a Group Company with consideration not exceeding the relevant net book value of the assets as of 30 June 2014:

第一線電訊

- ASUS W7PT73DD NB
- ASUS F84SAT77DD NB
- Acer Aspire 2920 NB
- Acer Aspire 2920 NB
- IBM Lenovo X61 7673-HCV NB
- Acer Aspire M1460 主機+View Sonic VA2216w Monitor
- Intel Core 2 Duo E4600 處理器+酷睿 4 核心 PC+Apacer 4GB+Hitachi 500GB 3.5 吋 硬碟
- Acer Aspire M5641 主機+Envision H919W Monitor
- Acer Aspire M5641 主機+View Sonic VA1936a Monitor
- 辦公桌*2+活動櫃*2+置物鐵櫃*2+會議桌*1+扶手座椅*4+白板
- 21 樓 B 側新辦公室裝修工程
- 5 樓辦公室復原工程
- 總計

Diyixian DCC Service Ltd

Anlai-BJ

- 电子设备
- 瑞斯康达转换器
- 瑞斯康达转换器
- 方头光纤
- 瑞斯康达转换器
- 联想 ThinkPad SL410k
- 网站备案系统
- LTU804 卡式和 UTU804 台式
- 瑞斯康达转换器

Anlai SH

- HWIC-4ESW
- Dell T Vostro 成就 1014
- 富士施乐 phaser3125N
- interE3200(5)
- AOC19 寸 LCD(5)
- 2 件 TP-Link modem
- HWIC-4ESW
- 两台路由器 CISCO3845
- PWR-3845-AC/2
- SHF 屏风改造费用
- SHF-301 室购微波炉 2 台
- HWIC-4ESW
- WS-C4948-S
- PWR-C49-300AC/2
- VIGOR G1000
- 路由器 7206VXR/NPE-G2
- 交换机 WS-C4948-S
- 电源 PWR-C49-300AC/
- 机柜侧门
- SoundwinS802
- CALLTEL CT-600(with 600)
- 瑞斯康达光电转换器器
- CALLTEL CT-600
- CALLTEL CT-600
- 空调自动喷淋
- 高科 MG6016A
- CALLTEL CT-600（WITH T200）
- UBS RS 转串口线
- 瑞斯康达 RC111 FE S1
- 3 楼弱电安装
- 门禁系统
- A 栋 3 楼装修
- 高科 MG6016E
- SHB 移动供电箱
- 三星外置 DVD-RAM
- 金士顿 1G DDR8000(5)
- 技嘉 G31（5）
- 希捷 250G SATA(2)
- 航嘉标准版电源（2）
- 松下 KX-788 一体化
- CD 刻录机 DVD 刻录机
- DIY PC(E3200)2 部
- 三星外置 DVD-RAM 及 Linksys8 交换机 2 部

ASUS W7PT73DD NB ASUS F84SAT77DD NB Acer Aspire 2920 NB Acer Aspire 2920 NB IBM Lenovo X61 7673-HCV NB AcerAspire M1460 +View Sonic VA2216w Monitor Intel Core 2 Duo E4600 4 PC+Apacer 4GB+Hitachi 500GB 3.5 Acer AspireM5641 +Envision H919W Monitor Acer Aspire M5641 +View Sonic VA1936a Monitor *2+ *2+ *2+ *1+ *4+ 21 B 5 DiyixianDCC Service Ltd PO#HKHK1402-001!Vodatel$Juniper MX5 EX4200 PO#HKHK1402-026!Davis Tech$CISCO3945E/K9 PO#HKHK1402-026!Davis Tech$L-SL-39-DATA-K9 PO#HKHK1402-026!Davis Tech$L-SL-39-SEC-K9 PO#HKHK1402026!Davis Tech$PWR-3900-AC PO#HKHK1402-026!Davis Tech$WS-C3560-48TS-S PO#HKHK1403057!Vodatel$Juniper EX4200 Anlai-BJ ThinkPad SL410k LTU804 UTU804 Anlai SH HWIC-4ESW Dell T Vostro1014 phaser3125N interE3200(5) AOC19 LCD(5) 2 TP-Link modem HWIC-4ESW CISCO3845 PWR-3845-AC/2 SHF SHF301 2 HWIC-4ESW WS-C4948-S PWR-C49-300AC/2 VIGOR G1000 7206VXR/NPE-G2 WS-C4948-S PWR-C49-300AC/ SoundwinS802 CALLTEL CT-600(with 600) CALLTEL CT-600 CALLTEL CT-600 MG6016A CALLTEL CT-600 (WITH T200) UBS RS RC111 FE S1 3 A 3 MG6016E SHB DVD-RAM 1G DDR8000(5) G31 5 250G SATA(2) (2) KX-788 CD DVD DIYPC(E3200)2 DVD-RAM Linksys8 2

• CISCO 2821 • LINKSYS 交换机 • VIGORG1000 • LTU804 及 UTU804 台式 • 瑞斯康达转换器 • G703 转换器 • LTU804 卡式+UTU804 台式 • VIGOR G1000 • WS-C4948-S 电源 • VIGOR G1000 • VIGOR G1000 • G703 协议转换器 • LTU804 卡式+UTU804 台式 • 瑞斯康达 RC1102 • 阿尔卡特 PL512 卡 • 瑞斯康达转换器 • LTU804 卡式+UTU804 台式 • 阿尔卡特 PL1512 卡式 • ADC LTU801 卡式+UTU804 台式 • VIGOR G1000 • 30m 方头光纤 • CISCO881-SEC-K9 • 光电转换器 • 光电转换器 • LTU804+UTU804 • SWITCH+POWER • 交换机（WS-C3560-487S-S） • 转换器 • 转换器 • LTU804-UTU804 • BNC 线缆 • 水晶头 • RJ11 电话头 • 网线 • 十字螺丝刀 • 平口剪线钳 • 斜口剪线钳 • 压线钳 • 瑞斯康达 RC512 FE SI • cisco104 • cisco881 • 电 thinkpad • mederm-17 • Dlink • WS-C35X • WS-C37X • CISCO • 服务器 • 转换器 • RC112-GZ32 • 阿尔卡特 PL1512 • Vigor • 电子设备	• 话机维修 • 希捷 2TB 硬盘一个及 ssk3.5 寸 USB 硬盘盒一个 • 网线，模块，打线钳 • CALLTEL T200 • CALLTEL CT-600(with T200) • CALLTEL CT-600(with600) • 原装 AMP 水晶头，企业级希捷 500G SATA • DIY PC(E3300) • 一分二电源线 • DIY PC(含键盘鼠标) • 显示器 4 台 • 会议室 1 索尼液晶电视 • 移动电视架 • 惠普投影仪幕布及配件采购 • 硕美科 ST-2688 • 金士顿 DDR2 1G 现代光电套装 PS/2 公牛 GN-109K • 2TB SATAII 64MB/绿盘 • 长城 800W2C 电源 • 金士顿 DDR 1G 6 寸斜嘴钳 扎带 公牛插座 AMP 原装 RJ45 • 3WARE 9650SE RAID CARD • 维修 MG6016 媒体介入网卡 • 维修 MG6016 媒体介入网卡 • CALLTEL CT-600 • DIY server(XEON X5650) • DIY PC(E3400) • 硕科美 ST2688 • 五周 SR5207S • CALLTEL CT-600 • DIY PC • CALLTEL CT-600(with T200) • DIY PC(E3400) AOC19 寸 • MG6016 媒体介入网卡 • B 栋装修（弱电，家具） • B 栋增加项目（水电及弱电） • B 栋卫生间装修 • B 栋消防工程款 • SHB 通风地板 • B 栋 10 楼灭火器 • 铁皮柜 • MG6016 媒体接入网关 • A301 机房灭火器 • 英标接线插头，能手 NS-468AT • VG MG6016E 维修 • 高科 VG MG601A • CALLTEL CT-200 • CALLTEL CT-600 • CALLTEL CT-600 • CALLTEL CT-600

CISCO 2821 LINKSYS VIGORG1000 LTU804 UTU804 G703 LTU804 +UTU804 VIGOR G1000 WS-C4948-S VIGOR G1000 VIGOR G1000 G703 LTU804 +UTU804 RC1102 PL512 LTU804 +UTU804 PL1512 ADC LTU801 +UTU804 VIGOR G1000 30m CISCO881-SEC-K9 LTU804+UTU804 SWITCH+POWER (WS-C3560-487S-S) LTU804-UTU804 BNC RJ11 cisco104 cisco881 thinkpad mederm-17 Dlink WS-C35X WS-C37X CISCO RC112-GZ32 PL1512 Vigor 2TB ssk3.5 USB CALLTEL T200 CALLTELCT-600(with T200) CALLTEL CT-600(with600) AMP 500G SATA DIY PC(E3300) DIY PC( ) 4 1 ST-2688 DDR2 1GPS/2 GN-109K 2TB SATAII 64MB/ 800W2C DDR 1G 6 AMP RJ45 3WARE 9650SE RAID CARD MG6016 MG6016 CALLTEL CT-600 DIY server(XEON X5650 ) DIY PC(E3400) ST2688 SR5207S CALLTEL CT-600 DIY PC CALLTEL CT600(with T200) DIY PC(E3400) AOC19 MG6016 B B B B SHB B 10 MG6016 A301 NS-468AT VG MG6016E VG MG601A CALLTEL CT-200 CALLTEL CT-600 CALLTEL CT-600 CALLTEL CT-600

- cisco1841
- cisco2811
- soundwin S400
- cisco1841
- Vic2-2fs
- vic3-2fs
- Juniperex4200
- cisco 2811/cpeloan for prc
- vic2-2fxs/vic3-2e/cisco2811-v/k9
- cisco2811-v/k9 cpe loan for prc
- cioso 2811
- JuniperMX240
- TP-link
- 交换机
- cisco3945
- cisco2821
- cisco1841
- vic3-2EM
- vic-2E
- Juniper MX80-5
- Juniper MX 80-10G
- Juniper MX80
- cisco 2901
- VIC 3-2E/M
- CISCO1941
- HWIC-4ESW
- CISCO2811
- CISCO2911/K9
- CISCO3925E/K9
- PWR-3900-AC
- SL-39-SATA-K9
- CISCO2811
- JUNIPER EX4200-24T
- CISCO1941/K9
- CISCO881/K9
- CISCO881/K9
- CISCO2821
- DISCO3925/K9
- PWR-3900-AV
- SL=39-DATA-K9
- SL-19-DATA-K9
- 西部数码 2TB 绿盘
- 神州新瑞电脑
- PC-IP PHONE
- HP2230S
- TINKPAD
- 电源
- 网线
- Thinkpad
- Thinkpad
- 神州电脑
- Thinkpad
- Thinkpad E40
- 微软键盘鼠标套装
- Thinkpad X220I
- Thinkpad E40
- DIY PC E3400
- AOC 19 寸 LCD
- CALLTEL CT-600
- CALLTEL CT-600
- DIY PC E3400
- 原装水晶头，DIY PC E3400 AOC 19 寸 LCD
- DIY PC E34700 AOC19 寸 LCD
- DIY PC E3400 AOC 19 LCD
- 硕美科 金士顿 DDR800 2G
- 公牛 10 位插座
- 一份为二电源线， 原装水晶头
- 现代光电套装。兄弟标签机色带，金士顿 16G U 盘
- 北恩 FOR 600*6 等
- ThinkPad E330 13.3 英寸笔记本电脑 2 台
- TOPSKYS TS742 15-24 寸显示器/电视支架 2 个
- TOPSKYS TS742 15-24 寸显示器/电视桌面式支架 1 个
- ThinkPad E330 13.3 英寸笔记本 1 台及金士顿内存 1 个等
- ThinkPad E330 笔记本电脑 1 台/尼康便携相机 1 台/先锋刻录/易胜内存各 1 等
- 戴尔 Vostro 270-R226-JN 台式电脑 2 台
- DIY PC-酷睿 I3CPU 的电脑 2 台
- DIY PC/希捷 500G 硬盘/戴尔 E2213H 显示器各 3 台
- ThinkPad E330 13.3 英寸笔记本 1 台及金士顿内存 1 个
- 瑞璨电源 SHB 油机房灯安装
- 微波炉及 SHB 会议室地板费用
- SHF 主管办公椅 2 把 SHB 办公桌一个，椅子一把
- SHF 仓库购买货架 3 个及安装费用
- 呼叫中心办公转椅 10 把
- EF301 室 SMART 购办公椅
- 灭火器 17 个指示灯 2 个逃生面具 5 个微波炉一台
- SHF 全场吸顶空调亮力散流板安装费用
- 东江湾路 B 栋 10 楼装修
- 意大利 RC NEXT DX H7 082.Z2.DC 制冷量 76.9KW
- B 栋 FLK 测试费
- 301 办公家具
- 301 办公家具
- A 栋 3 楼装修追加
- A3 楼机房扩张及办公室网络整改
- A 栋 301 室装修
- 会议室及办公室线路改造
- A 栋 3 楼弱电工程 5%余款
- 招行密码器

cisco1841 cisco2811 soundwin S400 cisco1841 Vic2-2fs vic3-2fs Juniperex4200 cisco 2811/cpeloan for prc vic2-2fxs/vic3-2e/cisco2811-v/k9 cisco2811-v/k9 cpe loan for prc cioso 2811 JuniperMX240 TP-link cisco3945 cisco2821 cisco1841 vic3-2EM vic-2E Juniper MX80-5 Juniper MX 80-10G Juniper MX80 cisco 2901 VIC 3-2E/M CISCO1941 HWIC-4ESW CISCO2811 CISCO2911/K9 CISCO3925E/K9 PWR-3900-AC SL-39-SATA-K9 CISCO2811 JUNIPER EX4200-24T CISCO1941/K9 CISCO881/K9 CISCO881/K9 CISCO2821 DISCO3925/K9 PWR-3900-AV SL=39-DATA-K9 SL-19-DATA-K9 2TB PC-IP PHONE HP2230S TINKPAD Thinkpad Thinkpad Thinkpad Thinkpad E40 Thinkpad X220I Thinkpad E40 DIY PC E3400 AOC 19 LCD CALLTELCT-600 CALLTEL CT-600 DIY PC E3400 DIY PC E3400 AOC 19 LCD DIY PC E34700 AOC19 LCD DIY PC E3400 AOC 19 LCD DDR800 2G 10 16G U FOR 600*6 ThinkPad E330 13.3 2 TOPSKYS TS742 15-24 2 TOPSKYS TS742 15-24 / 1
ThinkPad E330 13.3 1 1 ThinkPad E330 1 / 1 / / 1 Vostro 270-R226-JN 2 DIY PC- I3CPU 2 DIY PC/ 500G / E2213H 3 ThinkPad E330 13.3 1 1 SHB SHB SHF 2 SHB SHF 3 10 EF301 SMART 17 2 5 SHF B10 RC NEXT DX H7 082.Z2.DC 76.9KW B FLK 301 301 A 3 A3 A 301 A 3 5%

- PC IP Phone
- 金士顿笔记本内存
- 装修
- 家具
- 门禁系统
- 培训椅
- 装修
- 装修
- 铁皮柜
- 虎克装修
- 消防工程
- 虎克装修
- 家具与装修
- 现代柏联强电装修
- 现代柏联弱电装修
- 现代柏联增容费用
- 现代柏联弱电第二笔款
- 现代柏联装修第二笔款
- 现代柏联装修增项
- 呼叫中心电视机
- 国瑞备案系统
- 牌照
- 车地胶
- 办公 LOGO
- 三星电视机
- 消防装修
- 惠普打印机
- 税控器保护卡
- 税控器+加密器
- 多功能发票打印机
- 税控器
- 空调风机
- 空调模块过滤网
- 打印机
- 硬盘录象机
- 电子设备与数据中心
- 光电感烟探测器
- 定温设备火灾探测器
- 火灾报警控制器
- 呼叫中心门禁
- 现代柏联装修第三笔款 15%
- 现代柏联弱电第三笔款 15%

Anlai - DG

- Dell Vostro1014
- CISCO1841
- Soundwin 电源

Anlai - GZ

- Fortigate 110C
- 惠普 officejet pro 8000
- NEC 投影仪

Anlai SU

- 传真机
- 电脑

Anlai SZ

- 电蒸锅
- Soundwin 4/8 口源
- CISCO1841
- CISCO1841
- HWIC-4ESW
- HWIC-4ESW
- HWIC-4ESW
- WIC-1T
- Vigor G1000
- Soundwin S802
- 笔记本电脑

GZAL

- 飞利浦话机
- 投影仪
- Dell Power Edge R410
- MG6061 接入网关
- MX80-5G
- 2 台 CISCO7206VXR
- 防火墙(CDH)
- 用友 License 10PC
- Polvcom VX6000
- Soundwin S2424
- Soundwin S2424
- Soundwin S808
- DIY PC(E5300) AOC 19 LCD
- DIY PC(E5300) AOC LCD
- 落地扇
- 落地扇
- 空调风机盘管及配件
- 空调冷气水泵(更换维修)
- 空调轴承
- 储物铁柜
- 增加坐席
- LOGO 水晶字
- 装修(第一阶段)毛坯
- 消防工程
- 财务室屏风改造
- 财务室补屏风
- 财务室消防改造
- 订做文件柜
- Junier MX80-5G
- 创举 2F 门禁系统

PC IP Phone LOGO + 15% 15% Anlai - DG Dell Vostro1014 CISCO1841 Soundwin Anlai - GZ Fortigate 110C officejet pro 8000 NEC Anlai SU Anlai SZ Soundwin 4/8 CISCO1841 CISCO1841 HWIC-4ESW HWIC-4ESW HWIC-4ESW WIC-1T Vigor G1000 Soundwin S802 GZAL Dell Power Edge R410 MG6061 MX80-5G 2 CISCO7206VXR (CDH) License 10PC Polvcom VX6000 Soundwin S2424 Soundwin S2424 Soundwin S808 DIY PC(E5300) AOC 19 LCD DIY PC(E5300) AOC LCD ( ) LOGO ( ) Junier MX80-5G 2F

- 防火墙 Foftigate 110C
- cisco 0881GC-K9
- PVDM2-8
- PVDM2-48
- VIC2-4FXO
- Cisco 2801-V/K9
- SVCSI U320 73G
- VIC2-4FXO
- DIY PC
- DIY PC
- DIY PC 916SW+
- 金士顿 DDR2 800 1G
- Intel E3300
- 技嘉 GA-G31M-ES2C
- 金士顿 DDR2 800 1G
- Intel E3300
- 技嘉 GA-G31M-ES2C
- DELL Tvostro 成就 1014
- Dell Vostro 成就 1014
- 2F 洗手间增加排气扇
- GZA 气瓶充药剂（尾款）
- 2F 墙面维修
- Logo 贴纸
- 2F 增加座席(安莱内部)
- 2312 机房装后备电源工程
- 2F Room2 装灯盘
- 2F 经理台地柜
- AA 文件柜
- 财务部消防排烟管改造
- 财务部空调改造
- 财务室装修工程
- 硬盘抽拉盒
- 三星 E1920NR LCD
- 黄金眼 USB 鼠标
- 力胜光电套（KB1101）
- 购壁扇(德通挂墙扇 45T-W)
- 4 层文件铁柜
- 英式电源 Guruplig Server -Plus
- 三洋高清摄象机索尼
- 复印机
- 7206VXR/NPE-G1/WS-C3750G-48TS-S
- 机房购 IDC UPS
- 7206VXR/NPE-G2
- WS_C3750G-24TS-S1U
- 7206VXR with NPE-G2
- 7206VXR with NPE-G2
- 7200 series NPE-G2
- cisco7206VXR/NPE-G2
- 设备关税
- 23F28F 扩容电安装款
- 2312 空调增改项目
- 消防工程安装款
- 2312 消防烟感安装款
- 2F 椅子 95PC)
- 沙发
- 创举 2F 饮用水滤芯
- 创举 2F 玻璃墙及配件
- 创举 2F 前台加装玻璃门及门禁地面地漆工程
- 达信 13F 消防报建_第一期
- 伊莱克斯 Z1650(达信 13F)
- 创举 2F 办公区新玻璃墙(安莱)
- 创举及达信安装电箱及漏电开关
- 达信 2F ITS 部门座席工程
- 达信 2F 空调主机更换(预付 50%)CXAH0245A
- 达信 2F 摄象头(EF)第二期款
- 安莱 23FCCTV
- 创举 2F 空调设备保养维修工程第二期
- 创举 2F 空调设备保养维修工程尾款
- 达信 11F 布线装修费用
- 达信 13F 装修款
- 达信 2/F 公共区域培训室装修费用
- 付达信 2F 门禁系统
- 达信 13F 装修款尾款
- 佳能相机 3 台
- calltel CT-600
- 爱普生 LQ-590K 打印机
- EW600 扫描仪
- IPHONE5 1PC
- R710 机架安装服务器
- TS6000E SATA 存储器
- 空调设备 安装造价
- 装修(第二阶段)机房强电房房间
- 达信 13F 装修首期费用
- 达信 13F 装修第二期费用
- 达信 13F 办公家具
- 达信 13F 装修费用
- 达信 13F 装修费用
- 达信 13F 装修款
- 达信 13F 装修款(第二期)
- 达信 13F 办公家具(第二期)
- 创举 2F 消防报警系统故障维修及加烟感器

WYS

- DIY PC(E5400)
- DIY server(xeon e5504)
- DIY PC(E5400) AOC 19 寸 LCD
- DIY Server (Xeon X5650 SAS)
- 新瑞 D3000 D12

Foftigate 110C cisco 0881GC-K9 PVDM2-8 PVDM2-48 VIC2-4FXO Cisco 2801-V/K9 SVCSI U320 73G VIC2-4FXO DIY PC DIY PC DIY PC 916SW+ DDR2 800 1G Intel E3300 GA-G31M-ES2C DDR2 800 1G Intel E3300 GA-G31M-ES2C DELL Tvostro 1014 Dell Vostro 1014 2F GZA 2F Logo 2F ( ) 2312 2F Room2 2F AA E1920NR LCD USB KB1101 (45T-W) 4 Guruplig Server -Plus 7206VXR/NPE-G1/WS-C3750G-48TS-S IDC UPS 7206VXR/NPE-G2 WS_C3750G-24TS-S1U 7206VXR with NPE-G2 7206VXR with NPE-G2 7200 series NPE-G2 cisco7206VXR/NPE-G2 23F28F 2312 2312 2F 95PC) 2F 2F 2F 13F Z1650(13F) 2F( ) 2F ITS 2F( ) 50%)CXAH0245A 2F (EF) 23FCCTV 2F 2F 11F 13F 2/F 2F 13F 3 calltel CT-600 LQ-590K EW600 IPHONE5 1PC R710 TS6000E SATA ( ) 13F 13F 13F 13F 13F 13F 13F( ) 13F( ) 2F WYS DIY PC(E5400) DIY server(xeon e5504) DIY PC(E5400) AOC 19 LCD DIY Server (Xeon X5650 SAS) D3000 D12

Part B The following assets which do not relate to the Business but are otherwise owned by a Group Company, shall be sold/transferred for a price not exceeding the relevant net book value of the assets as of 30 June 2014 to a non-Group Company entity nominated by the Vendor:

Diyixian.com Limited

- DELL(TM)PowerEdge R720
- 用友 U8 软件升级 V10.1
- DIY PC(E6500)
- DIY PC(E6500)
- ThinkpadE40
- DIY PC (E6600)
- DIY PC (E6600)
- DIY PC E6600
- AOC 19 寸 LCD
- 三星 320G 笔记本硬盘
- DIY PC E6600
- DIY PC
- DIY PC
- 主板
- Tinkpad E40 笔记本
- DIY PC
- X200 电池
- Thinkpad E40
- PC 主机(G620) 1PC
- Thinkpad E40 (0579-A51)
- DIY PC（华以泰门禁）
- ST2000VX000 2T (HDD)
- 服务器（八核 DELL）
- 科业六联插座(独立开关)
- Calltel CT600(with T200)
- 金士顿 DDR800 2G
- Dlink DIR -618

Diyixian.com – Taiwan Branch

- 機櫃
- 機櫃
- 機櫃
- UPS
- UPS
- TPA UPS 更換電池 2 組
- 19"機櫃 100D-41U
- TPA UPS 更換電池 2 組
- TCA UPS+電池更換
- TPA UPS 電池組(B+C)
- TPA UPS 電池組(A+D)
- 落地下吹型冷氣 20T3 相 380V(5)
- B1 分離式冷氣 PA0582C+PF0581B(AC01)
- B1 分離式冷氣室外機
- TPA IDC 冷氣更新(6)
- TPA B1 UPS room 空調機組(AC02)

Diyixian.com Limited
Innotech PO#HKHK1202-026 Storage Dell EquaiLogic PS6100XS for CDH
Dell PO#HKHK1209-218 Dell PowerEdge R720 Server for CDH
ATAL Data PO#HKHK1208-198 3xT5 1200mm fluorescent panel
ATAL Data PO#HKHK1208-198 3xT5 1200mm fluorescent panel
ATAL Data PO#HKHK1208-198 3xT5 1200mm fluorescent panel
ATAL Data PO#HKHK1208-198 3xT5 1200mm fluorescent panel
ATAL Data PO#HKHK1208-198 3xT5 1200mm fluorescent panel
ATAL Data PO#HKHK1208-198 28W 2-Hrs Emergency Lighting Kit
ATAL Data PO#HKHK1208-198 4-way 200A MCCB Board
ATAL Data PO#HKHK1208-198 new point for 40kVA UPS
ATAL Data PO#HKHK1208-198 UPS Switchboard 2x100A 4P MCCB
ATAL Data PO#HKHK1208-198 40 kVA UPS c/w stand inside store room
ATAL Data PO#HKHK1208-198 Battery for 1-hour operation c/w stand
ATAL Data PO#HKHK1208-198 Standalone panel indicate UPS status
ATAL Data PO#HKHK1208-198 Dummy load test at re-mote site
ATAL Data PO#HKHK1208-198 60 kVA Isolation Transformer Brand
ATAL Data PO#HKHK1208-198 60A TPN MCB bard MCB-8
ATAL Data PO#HKHK1208-198 60A TPN MCB bard MCB-9
ATAL Data PO#HKHK1208-198 31 nos. of 16A Industrial Socket fro Rack
ATAL Data PO#HKHK1208-198 renew false ceiling & associated grip
ATAL Data PO#HKHK1208-198 Dismantle of partition wall
ATAL Data PO#HKHK1208-198 Modify of raised floor
ATAL Data PO#HKHK1208-198 Clear of un-used material
ATAL Data PO#HKHK1208-198 Demolish & re-instate smoke detector
ATAL Data PO#HKHK1208-198 HAVC Work associated air duct
DELL(TM)PowerEdge R720 U8 V10.1
DIY PC(E6500) DIY PC(E6500)
ThinkpadE40 DIY PC (E6600)
DIY PC (E6600) DIY PC E6600
AOC 19 LCD 320G
DIY PC E6600 DIY PC
DIY PC Tinkpad E40
DIY PC X200
Thinkpad E40 PC (G620) 1PC
Thinkpad E40 (0579-A51) DIY PC
ST2000VX000 2T (HDD) DELL
( ) Calltel CT600(with T200)
DDR800 2G Dlink DIR -618
Diyixian.com – Taiwan Branch UPS
UPS TPA UPS 2
19” 100D-41U TPA UPS 2
TCA UPS+ TPA UPS (B+C)
TPA UPS (A+D) 20T3 380V(5)
B1 PA0582C+PF0581B(AC01) B1
TPA IDC (6) TPA B1 UPS room (AC02)

ATAL Data PO#HKHK1208-198 35 nos of 16A 18-way 13A BS1363 socket
ATAL Data PO#HKHK1208-198 PVC label for all MCB/MCCB/UPS/Power cable
ATAL Data PO#HKHK1208-198 submit of WR-1 signed by registered Electrician
ATAL Data PO#HKHK1208-198 update client electrical diagram
G KCHK130527032 PSH1305-001 WS-C3560-48PS-S
SDA - GZ Fortigate 60B
UPS (6KVA 2) UPS (10KVA 2)
WS-C3750X-24T-L WS-C3750X-24T-L
C3KX-NM-1G C3KX-NM-1G
ThinkPad X220i VG 16 Port FXS
Inter E3400 DELL(TM)PowerEdge R720
TPA -ADU TPA 1 -5
+27” LED Acer
ASM1900-Q8400-H3757+Viewsonic 22” monitor-ISO
(ALLWIN G304E+ALLWIN G308E)*1 for CC
MGate MB3280/MB3180 MODBUS STS1400 for DC
MGate MB3280 MODBUS STS 1400*6(TPTP1404-061)
Digium Wildcard TE412P()for CC DELL R710 2U for CC
(FG-310B+FC-10-00312-262-02-12+SP- FG310B-RPS)*2 USD146,366.14
Fortinet MA*2(FG-310B BDL) for CDH
Fortinet MA*2(FG-310B BDL) for CDH
ORIX-Dell (118C2010120005) for CDH
Polycom RMX1520 for CDH 20T3 380V( )-7

Part C To the extent the following systems and Intellectual Property are not held or owned by a Group Company, such systems and Intellectual Property are transferred and held by a Group Company for the relevant net book value of such systems and Intellectual Property as of 30 June 2014.

System	Description

IC-Radius	To authenticate and authorize remote users to access our network services

Invinfo	To record the assets for loan and internal use

MonWorks2	To actively monitor the clients and internal circuits and servers

NetDB	To store information of network resources

Router Management System	To store information of backbone routers platform and software version

TellMe	Client information query system from NetDB database

Ticketing System	To manage ticket opened for circuit outage and client queries

Traffic Rate Stats	To sort out bandwidth usage of different connections from MRTG records

Traffic Reports System	To provide traffic reports using MRTG tools

ERP systems	Collective systems for contract management, circuit information, customer information management.

SCHEDULE 4

Vendor Warranties

1.	ENFORCEABILITY OF TRANSACTION DOCUMENTS

1.1	Capacity and authority

The Vendor:

(a)	is duly incorporated and validly existing under the laws of the BVI;

(b)	has the right, power and authority to enter into, deliver and perform its obligations under this Agreement; and

(c)	will have taken immediately prior to Completion all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under this Agreement.

1.2	Binding obligation

Entering into this Agreement by the Vendor constitutes valid, binding and enforceable legal obligations on the Vendor in accordance with its terms.

1.3	No breach

Subject to satisfaction of the Conditions Precedent, neither the execution and delivery by the Vendor of this Agreement nor the performance by the Vendor of any of its obligations under this Agreement will violate or conflict with, or otherwise constitute or give rise to a default under:

(a)	a provision in the constitutional documents of the Vendor;

(b)	a provision in an agreement or instrument which is binding on the Vendor; or

(c)	an order or judgment of a court, tribunal or governmental or regulatory body (of Hong Kong or BVI or elsewhere) which is binding on the Vendor.

1.4	Winding up, insolvency, etc.

No:

(a)	resolution has been passed in relation to the Vendor;

(b)	step, to the best of the Vendor’s knowledge, has been taken in relation to the Vendor; or

(c)	government order or legal proceedings, to the best of the Vendor’s knowledge, have been made, started or threatened, against the Vendor,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

CORPORATE AND CONSTITUTION MATTERS AFFECTING THE GROUP

2.	SHARE CAPITAL AND CONSTITUTION OF THE COMPANY

2.1	Due incorporation

The Company is properly incorporated and validly existing under the laws of the BVI. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and to perform each of its obligations hereunder and under the other Transaction Documents to which it is a party. The Company is duly qualified or licensed to do business, and is in good standing (or equivalent status in the relevant jurisdiction) under the laws of each jurisdiction in which it owns or leases real property and in each jurisdiction in which it conducts business in all material respects.

2.2	Share capital

The Sale Shares:

(a)	comprise entire allotted and issued share capital of the Company;

(b)	have been properly allotted and issued; and

(c)	are fully paid or are credited as fully paid.

2.3	Vendor’s right to sell Sale Shares

(a)	The Vendor is the sole legal and beneficial owner of the Sale Shares and has the right to transfer the full legal and beneficial interest in the Sale Shares to the Purchaser without the consent of a third person except for such rights that exist directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement.

(b)	There is no dispute concerning the title of the Vendor to the Sale Shares or the Vendor’s ability to sell the same and no person has claimed or is likely to claim to have title to the same or be entitled to any interest therein. Neither the Vendor nor its shareholders (including Mr Lap Man) is engaged in any litigation, arbitration or other proceedings in any way relating to the Vendor’s title to the Sale Shares and no Group Company has received any application for the rectification of the register of members in respect of the Vendor’s title or ownership of the Sale Shares. There are no circumstances likely to give rise to any matter referred to in this paragraph 2.3(b).

(c)	The transfer of the entire issued share capital of Diyixian.com Limited as contemplated by an agreement for sale and purchase (the “SPA”) dated 13 August 2013 (which agreement was referred to by the order of the Grand Court of the Cayman Islands dated 3 September 2013) has been completed in accordance with the terms and conditions of the SPA. Except as provided by this Agreement, neither the vendor to the SPA nor any other person (including without limitation any current or past shareholder of the vendor to the SPA) shall have any rights whatsoever, whether a right to rescind the share transfer under the SPA, or right of first refusal, notification or consent rights or rights to receive any payment (including all or any portion of the Purchase Price), with respect to the Sale Shares.

(d)	All claims, demands, actions, suits and causes of action against Dyxnet Holdings Limited (“Dyxnet”) in connection with proceedings (the “Proceedings”) initiated by certain shareholders of Dyxnet in the Grand Court of the Cayman Islands have been fully and finally settled pursuant to a settlement agreement (the “Settlement Agreement”) dated as of 31 May 2014 by and among such shareholders, Dyxnet, Intelligent Capital Assets Limited and certain other parties thereto.

2.4	No Encumbrance over Sale Shares

The Sale Shares are not affected by any Encumbrance (except all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement) and there are no arrangements or obligations that could result in the creation of an Encumbrance affecting any of the Sale Shares or any future shares in the capital of the Company except all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement.

2.5	No other right over share capital

No person has or claims to have (except for such rights that exist directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement):

(a)	the right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of the Company or of any other securities giving rise to a right over the share capital of the Company; or

(b)	any other right relating to any of the shares in the capital of the Company, or relating to any of the rights attaching to those shares,

and there is no arrangement or obligation to create any right of the kind mentioned in paragraphs 2.5(a) and 2.5(b).

2.6	Constitutional documents

The copy of the articles of association of the Company attached to the Disclosure Letter are up to date, true and complete.

GROUP COMPANIES

3.	GROUP COMPANIES

3.1	Due incorporation

Each Group Company (other than the Company) is properly incorporated and validly existing under the laws of the jurisdiction of its incorporation. Each Group Company (other than the Company) has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as now conducted, and is duly qualified or licensed to do business, and is in good standing (or equivalent status in the relevant jurisdiction) under the laws of each jurisdiction in which it owns or leases real property and in each jurisdiction in which it conducts business in all material respects.

3.2	Share capital

(a)	Other than SDTCL, each of the allotted and issued shares in the capital of each Group Company (except for the Company) is legally and beneficially owned either by the Company or another Group Company and the shareholding information of all Group Companies as shown in schedule 2 is true and complete;

(b)	Each of the allotted and issued shares in the capital of the Group Companies (except for the Company) has been properly allotted and issued and is fully paid or is credited as fully paid.

3.3	No Encumbrance over shares in a Group Company

None of the allotted and issued shares in the capital of a Group Company is affected by an Encumbrance (except all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement) and there is no arrangement or obligation that could result in the creation of an Encumbrance (except all Encumbrances directly or indirectly relating to the Loan, Loan Agreement and Share Mortgage Agreement) affecting any of the allotted and issued shares in the capital of a Group Company or any future shares in the capital of a Group Company.

3.4	No other right over share capital of a Group Company

(a)	Other than Anlai’s interest in SDTCL, no person has or claims to have:

(i)	the right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of a Group Company (excluding the Company) or of any other securities giving rise to a right over the share capital of a Group Company(excluding the Company); or

(ii)	any other right relating to any of the shares in the capital of a Group Company (excluding the Company) Subsidiary or relating to any of the rights attaching to those shares.

(b)	There is no arrangement or obligation to create any right of the kind mentioned in paragraph 3.4(a).

3.5	Constitutional documents

The copy of the constitutional documents of each Group Company attached to the Disclosure Letter is up to date, true and complete.

3.6	Due Authorization; Capacity

All corporate action on the part of each Group Company necessary for the authorization, execution and delivery of, and the performance of all of its obligations under, this Agreement and the other Transaction Documents to which such Group Company is a party has been taken or will be taken prior to or at Completion. Each of this Agreement and the other Transaction Documents to which a Group Company is a party does or will, when executed and delivered by such Group Company, and assuming due authorization, execution and delivery by each other party thereto, constitute valid and binding legal obligations of such Group Company, enforceable against such Group Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to creditors’ rights generally and by general equitable principles.

4.	RECORDS AND REGISTRATION MATTERS

4.1	Maintenance of books and records

(a)	Each Group Company has properly kept and maintained each register, minute book and other record and report that it is required by law to keep and each of them is up to date and contains a materially complete and accurate record of the matters to which it relates.

(b)	Each register, minute book, record and report referred to in paragraph 4.1(a) is in the relevant Group Company’s possession.

(c)	no person has sought rectification of a register kept by a Group Company or made an allegation that a register kept by a Group Company is incorrect.

4.2	Winding-up, Insolvency, etc.

No:

(a)	resolution has been passed in relation to a Group Company;

(b)	step, to the best of the Vendor’s knowledge, has been taken in relation to a Group Company; or

(c)	legal proceedings, to the best of the Vendor’s knowledge, have been started, or threatened, against a Group Company,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

FINANCIAL MATTERS

5.	ACCOUNTS

5.1	Management Accounts

The Management Accounts have been prepared in good faith and to the best knowledge of the Vendor to not contain any material misstatement. To the best knowledge of the Vendor, all books of account and other financial records from which the Management Accounts were prepared are true, accurate and complete in all material respects and maintained in reasonable detail and accurately and fairly reflect the material transactions in connection with the Group Companies.

5.2	Pro Forma Accounts

The Pro Forma Accounts have been prepared in good faith and to the best knowledge of the Vendor to not contain any material misstatement. To the best knowledge of the Vendor, all books of account and other financial records from which the Pro Forma Accounts were prepared are true, accurate and complete in all material respects and maintained in reasonable detail and accurately and fairly reflect the material transactions in connection with the Group Companies.

5.3	True and fair view

The Audited Accounts give a true and fair view of the financial position and state of affairs of the Group Companies to which they relate (and of the Group, where they are consolidated accounts) as at the Audited Accounts Date and of its profit (or loss) for the period to which they relate.

5.4	Compliance with applicable accounting rules

The Audited Accounts have been prepared in accordance with HK GAAP as at the Audited Accounts Date and in compliance with applicable statutes and regulations.

5.5	Accounts prepared on a consistent basis

The bases and policies adopted for the purpose of preparing the Audited Accounts were the same as those adopted in preparing the corresponding audited financial statements for the preceding two financial years.

5.6	Accounts contain proper provisions and disclosures for liabilities, bad debts, etc.

The Audited Accounts:

(a)	contain proper provisions for and disclose all material liabilities (actual, contingent or otherwise), and all capital, pension or other material financial commitments of the Group Company to which they relate as at the Audited Accounts Date determined in accordance with applicable accounting standards; and

(b)	contain adequate provisions for bad or doubtful debts, depreciation, amortisation and impairment of assets determined in accordance with applicable accounting standards.

5.7	Non-recurring items, etc.

Except as disclosed in the Audited Accounts or in the corresponding financial statements of each Group Company (and of the Group, where they are consolidated accounts) for the preceding two financial years, the results shown in the profit and loss accounts of each Group Company (and of the Group, where they are consolidated accounts) for each of the two years ending on the Audited Accounts Date were not affected by any extraordinary or exceptional items which is not expected to recur frequently or regularly or was of such size, nature or incidence as to make the results for the relevant period unusually high or unusually low.

5.8	Depreciation of fixed assets

In the Audited Accounts, the rates of depreciation and amortisation were adequate to ensure that each fixed asset of a Group Company will be written down to nil by the end of its useful life. The bases and rates of depreciation and amortisation used in the Audited Accounts were the same as those used in the corresponding audited financial statements of each Group Company (and of the Group, where they are consolidated accounts) for the preceding two financial years.

6.	TAXATION

6.1	Payment of Tax

Each Group Company has paid all Tax levied on it or demanded to be paid; and has not been liable to pay a penalty, surcharge, fine or interest in connection with Tax.

6.2	Possession of Tax Documents

Each Group Company has in its possession or power all records and information which it needs to determine its liabilities to Tax, including liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

6.3	Filing of Tax Returns

Each Group Company has fully complied on a timely basis with all notices served on it and any other requirements lawfully requested by any Tax Authority.

6.4	Disputes with Tax Authority

No Group Company is involved in a dispute in relation to Tax with a Tax Authority and, so far as the Vendor is aware, no Tax Authority has investigated, is investigating or has indicated that it intends to investigate the Tax affairs of a Group Company.

6.5	Arm’s Length Dealings

Except in respect of intra-Group Company transactions, no Group Company is currently a party to or otherwise involved in any transaction, agreement or arrangement:

(a)	otherwise than by way of a bargain at arm’s length;

and no notice or enquiry has been made by any Tax Authority in connection with any such transaction, agreement or arrangement.

6.6	Stamp Duty

All documents, which are necessary:

(a)	to establish the title of any Group Company to any asset; or

(b)	to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise)

have been duly stamped.

7.	BUSINESS SINCE THE MANAGEMENT ACCOUNTS DATE

7.1	Changes since the Management Accounts Date

Since the Management Accounts Date:

(a)	each Group Company has operated its business prudently, normally and so as to maintain it as a going concern;

(b)	there has been no material interruption or alteration in the nature, scope or manner of the business of each Group Company;

(c)	except in the ordinary course of business, no Group Company has:

(i)	acquired or disposed of, or agreed to acquire or dispose of, any Material Asset; or

(ii)	assumed or incurred, or agreed to assume or incur, a material liability or a Material Contract;

(d)	no dividend or distribution has been declared, paid or made by a Group Company;

(e)	the turnover, profitability or financial position of each Group Company has not been adversely affected by a factor not affecting similar businesses in the countries in which members of the Group operate to a similar extent;

(f)	as regards each Group Company, there has been no material change in the policy of reserving for debtors;

(g)	there has been no material change in the terms of employment of any Senior Employee of a Group Company;

(h)	no Group Company has:

(i)	lent or (except in the ordinary course of business) borrowed, or agreed to lend or (except in the ordinary course of business) borrow, any money; and

(ii)	issued, or agreed to issue, any share or loan capital.

8.	CREDITORS

Other than as disclosed in the Management Accounts or the Audited Accounts, there are no debts payable by a Group Company other than in the ordinary course of business.

9.	FINANCIAL FACILITIES MADE AVAILABLE TO THE GROUP

9.1	Details of borrowings

Complete and accurate details of all material loan capital, overdrafts, loans or other financial facilities (however excluding any retention of title or credit obtained in the ordinary course of business) or other indebtedness in the nature of borrowings, that:

(a)	are outstanding or available to a Group Company; or

(b)	a Group Company agreed to obtain or create,

are contained in the Audited Accounts, Management Account or have been disclosed to the Purchaser in the Disclosure Material.

9.2	No early repayment required or foreseeable

There has not occurred an event of default or other event or circumstance which (either on its own or with the lapse of time or service of notice) would:

(a)	enable a person to require a Group Company to repay a loan or indebtedness early; or

(b)	give rise to an alteration in the terms and conditions of a loan to, or indebtedness of a Group Company.

10.	FINANCIAL FACILITIES MADE AVAILABLE BY THE GROUP COMPANY

10.1	No Group Company has provided a loan or other financial facility to a third party (other than trade credit arising in the normal course of business or any loan or other financial facility to Anlai) which remains outstanding as at the date of this Agreement. No Group Company is obliged to provide a loan or financial facility of that kind in the future.

ASSETS

11.	OWNERSHIP OF ASSETS OF GROUP

11.1	Exclusions from title warranties

For the purpose of this paragraph 11 only, when referring to the assets or Material Assets of the Group or a Group Company, such assets shall exclude any Intellectual Property and the Leasehold Properties to which the provisions of paragraphs 13 and 18 apply respectively.

11.2	Ownership of assets of the Group

Each of the Material Assets is or will at Completion be:

(a)	solely legally and beneficially owned by a Group Company;

(b)	where capable of possession, is in the possession or under the control of a Group Company;

(c)	fully paid for; and

(d)	free from all Encumbrances and other third party rights (other than title retention provisions in respect of goods and materials supplied to a Group Company in the normal operation of its business).

For the purpose of this paragraph only, a Material Asset shall exclude any asset which is subject to a lease, hire, rent or hire purchase agreement.

11.3	Assets Material to the Business

As at Completion:

(a)	all the assets held by the Vendor and its Associates (other than the Group Companies) used solely or predominately in connection with the Business (including all the assets setting forth in Part A of Schedule 3(a)) and all the systems setting forth in Part C of Schedule 3(a), shall have been duly transferred to the Group Companies; and

(b)	none of the Vendor or any of its Associate (other than the Group Companies) owns or possesses any assets used solely or predominately in connection with the Business (including any asset setting forth in Part A of Schedule 3(a)) or any system setting forth in Part C of Schedule 3(a)).

11.4	No obligation to dispose of Group assets

No Group Company is obliged to dispose of a right or an interest in a Material Asset.

11.5	Entitlement to use assets that are not owned

Where a Material Asset is used by a Group Company and is essential to the Business, but not owned by it to the best of the Vendor’s knowledge, no event or circumstance has arisen, or is likely to arise, which would permit a third party to:

(a)	terminate the agreement or arrangement under which the asset is used by the relevant Group Company; or

(b)	take the asset away from the relevant Group Company’s possession or use.

12.	CONDITION AND ADEQUACY OF ASSETS

12.1	Condition of assets

Each Material Asset that is owned or used by a Group Company and is essential to the Business, to the best of the Vendor’s knowledge is in good condition and working order and has been properly maintained.

12.2	Adequacy of assets

All assets owned by the Group Companies constitute all the necessary and relevant assets required for the Group Companies to conduct the Business immediately after Completion without interruption in the ordinary course of business as it has heretofore been conducted by the Group Companies without giving effect to any changes in the conduct of the Business by the Group Companies.

13.	INTELLECTUAL PROPERTY

13.1	Ownership

(a)	Except for Group Intellectual Property which is the subject of a licence in favour of a Group Company, a Group Company is the sole absolute legal and beneficial owner of the Group Intellectual Property free from Encumbrances. No Group Company is obliged to dispose of its interest in any Group Intellectual Property or to grant a licence or other interest in any Group Intellectual Property.

(b)	the Disclosure Letter contains a complete and accurate list of all Group Intellectual Property. The Group Intellectual Property comprise all of the Intellectual Property Rights necessary to carry out the Business as currently conducted.

13.2	Licences and other arrangements

In this paragraph 13, “IP Arrangement” means each licence, permission, consent, undertaking, settlement, agreement, restriction and arrangement which is essential to the Business and relating to the Group Intellectual Property or relevant to its use or exploitation in, or in connection with, the business of a Group Company.

(a)	Details of each IP Arrangement have been disclosed to the Purchaser in the Disclosure Material.

(b)	To the best of the Vendor’s knowledge, no party to an IP Arrangement is, or has at any time been, materially in default under it and there is no fact or circumstance which is likely to give rise to a default of this kind.

(c)	To the best of the Vendor’s knowledge, neither the execution nor the performance of this Agreement will:

(i)	cause a Group Company to lose any licence, benefit, right or privilege under or in connection with an IP Arrangement or cause any other person’s rights under or in connection with an IP Arrangement to be extended; or

(ii)	enable any person to exercise any right to terminate an IP Arrangement or to exercise any other right under or in connection with an IP Arrangement.

13.3	Employee claims

To the best of the Vendor’s knowledge, no officer or employee of a Group Company (or any officer or employee of a previous owner of the Intellectual Property Rights in question) is entitled to or has claimed any interest in, or a payment or compensation in respect of, any of the Group Intellectual Property (excluding any IP Arrangement). There are no pending applications for licences of right or compulsory licences of any Group Intellectual Property (excluding the any IP Arrangement) in any jurisdiction.

13.4	Registered Group Intellectual Property

The Group Intellectual Property which is owned by a Group Company and which is registered or registration of which has been applied for (including domain names) is properly registered, or in the case of an application, properly applied for, in the name of a Group Company.

13.5	No infringement by Group

To the best of the Vendor’s knowledge, the operation of each Group Company’s business in the manner and on the scale in which it has been operated at any time during the two years ending on the date of this Agreement does not infringe, or constitute any other actionable wrong in relation to, any Intellectual Property Rights of another person (other than as set out in any IP Arrangement).

14.	INFORMATION TECHNOLOGY

14.1	Definitions

In this Agreement:

“Bespoke Software” means software developed specifically for use in a Group Company’s business;

“IT Services” means computer-related services and telecommunications-related services, including each arrangement for the provision of data processing; and

“IT Systems” means the computer systems, computer software and hardware, telecommunications systems, network infrastructure and related equipment used in a Group Company’s business.

14.2	Quality and capacity of the IT Systems

To the best of the Vendor’s knowledge, the IT Systems are of sufficient quality, capacity and processing power to carry out (in conjunction with the IT Services currently provided to a Group Company) in a proper and efficient manner the current information and communication technology requirements of the Group’s business.

14.3	Compliance with service levels

In the 12 months ending on the date of this Agreement, there has been no material and persistent failure by a Group Company or any other person to meet or comply with the service levels relating to:

(a)	the IT Systems material to the operation of any Group Company; or

(b)	any IT Services provided to a Group Company.

14.4	The Bespoke Software

Each Group Company is entitled to adapt, modify or improve the Bespoke Software for any purpose or use. All source codes and other information reasonably required to enable the Bespoke Software to be adapted, modified or improved are:

(a)	complete, accurate and up to date; and

(b)	fully documented (and these documents form part of the assets of the relevant Group Company and will be in its possession at Completion).

TRADING AND COMMERCIAL ARRANGEMENTS

15.	CONTRACTS

15.1	Disclosure of Contracts

All current and existing Material Contracts to which a Group Company is a party have been disclosed to the Purchaser in the Disclosure Material.

15.2	No outstanding tenders, bids, etc.

There is no outstanding tender, bid, offer or other arrangement which, if accepted by another person, or if an order is made pursuant to it by another person, would result in a Group Company becoming bound to a Material Contract.

15.3	No breach, etc.

(a)	To the best of the Vendor’s knowledge, no Group Company is in material default under a Material Contract to which it is party, and no fact or circumstance exists which is likely to give rise to a default by a Group Company.

(b)	No other party to a Material Contract with a Group Company is in default of its obligations under that agreement and to the best of the Vendor’s knowledge, no fact or circumstance exists which is likely to give rise to a material default of this kind on the part of that other party.

16.	CUSTOMERS

16.1	No change in trading with Major Customer or Major Supplier

Since the Audited Accounts Date, no Major Customer or Major Supplier has:

(a)	stopped or materially reduced its trade with a Group Company; or

(b)	indicated that it intends to stop or materially reduce its trade with a Group Company.

16.2	Dependence on one customer or supplier

During the period of one year ending on the date of this Agreement, no one person or entity has accounted for:

(a)	more than 15% of the total sales; or

(b)	more than 15% of the total purchases,

made by the Group as a whole during that period.

17.	INSURANCE

17.1	Details of policies disclosed

Details of each insurance policy in favour of a Group Company (“Insurance Policy”) have been disclosed to the Purchaser in the Disclosure Material.

17.2	Validity of policies

(a)	Each Insurance Policy is in full force and effect.

(b)	No insurer has ever cancelled or refused to accept or renew any insurance in respect of a Group Company, its business or its assets.

(c)	All premiums in connection with an Insurance Policy have been paid when due.

(d)	No insurer has notified a Group Company that it intends or is contemplating increasing a premium for an Insurance Policy.

17.3	Claims

No claim made under an Insurance Policy is outstanding and to the best of the Vendor’s knowledge no facts or circumstances exist which are likely to give rise to a claim.

18.	LEASEHOLD PROPERTY

18.1	Lease Schedule

The information in respect of the Leases and Leasehold Property appearing at Schedule 7 is materially true and accurate.

18.2	No breach

In relation to Leasehold Property held by a Group Company under a Lease (as indicated in Schedule 7, to the best of the Vendor’s knowledge,

(a)	the landlord may not bring the Lease to an end before the expiry of the contractual term (other than by forfeiture);

(b)	there is no current breach of the lease which might entitle the landlord to forfeit the lease; and

(c)	there is no existing material claim or dispute in relation to the Leasehold Properties with the respective landlords.

REGULATORY, COMPLIANCE AND LITIGATION

19.	COMPLIANCE WITH LAW

To the best of the Vendor’s knowledge, each Group Company has dealt with its assets, and conducted its business and corporate affairs, in all material respects, in compliance with:

(a)	all Applicable Laws and regulations;

(b)	its constitutional documents;

(c)	each licence, registration and permit held by it and not conducting its business beyond the approved scope of such licence, registration and permit; and

(d)	each order or judgment of a court or governmental or regulatory body affecting it.

20.	LICENSES, REGISTRATIONS AND CONSENTS

20.1	All licences, registrations and consents obtained

To the best of the Vendor’s knowledge, each Group Company has obtained and maintained each licence, registration, concession, permit, notification and consent required to enable it:

(a)	to conduct its business lawfully and effectively in the manner and in the places in which it is currently conducted; and

(b)	to own, operate or use any of its assets lawfully and effectively in the manner and in the places in which they are currently owned, operated or used.

20.2	Validity of each licence, registration and consent

Each licence, registration, concession, permit, notification and consent held by the Group Companies remain in force and the Vendor has not received notice that such licences will be revoked, varied, cancelled, suspended or not renewed.

21.	LITIGATION AND INVESTIGATIONS

21.1	No pending or threatened court or arbitration proceedings

Other than instances where a Group Company is claiming in a set of civil proceedings for the recovery of trade debts that arose in the normal operation of its business (but in any event in aggregate not exceeding RMB500,000 (or its local equivalent)), no Group Company nor any of their respective assets is involved in any civil court, tribunal or arbitration proceedings and no proceedings of that kind to the best of the Vendor’s knowledge, are pending or threatened by, against or affecting any Group Company or any of their respective assets.

21.2	No administrative proceedings, investigations, etc.

No administrative proceedings, investigation or enquiry by a governmental, administrative or regulatory body concerning:

(a)	a Group Company;

(b)	an agreement or arrangement to which a Group Company is party; or

(c)	a practice with which a Group Company is involved,

to the best of the Vendor’s knowledge, are ongoing, pending or threatened.

21.3	No order or judgement

Other than instances where a Group Company is claiming in a set of civil proceedings for the recovery of trade debts that arose in the normal operation of its business, there is no unsatisfied order or judgement of a court, tribunal or a governmental or regulatory body (in Hong Kong, BVI, PRC or elsewhere) relating to a Group Company or any of its assets.

22.	FCPA

22.1	No Group Company has, and none of their respective directors, officers, and to the best of the Vendor’s knowledge agents, employees, affiliates or other person associated with or acting on behalf of such Group Company has, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of applicable anti-bribery or anti-corruption law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

22.2	The Group Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with relevant ant-bribery or anti-corruption law.

EMPLOYMENT AND BENEFITS

23.	EMPLOYEES, DIRECTORS AND CONSULTANTS

23.1	Employees

The Vendor has disclosed to the Purchaser in the Disclosure Material:

(a)	The total number of employees as at the date of this Agreement; and

(b)	the terms of the contract of employment of each Senior Employee.

23.2	Termination of employment contracts

Each Group Company can terminate the employment contracts with its Employees by giving to the Employee not more than three months’ notice without giving rise to a claim for damages or compensation (except statutory compensation).

23.3	Employee Share Plan

No Group Company operates any employee share plan.

23.4	Increase in compensation

Other than to comply with Applicable Laws, no Group Company is obliged to increase the total annual compensation (including salary or any contractual or discretionary incentive awards) payable to a Senior Employee in the future.

23.5	Outstanding sums and liabilities to employees

No Group Company:

(a)	owes any sum more than HK$100,000 to a current or former Director, officer or employee except for base salary accrued since the last normal pay date or for the reimbursement of properly incurred and approved expenses; or

(b)	has an outstanding liability for:

(i)	breach of an employment contract;

(ii)	redundancy payments;

(iii)	compensation for wrongful or unfair dismissal; or

(iv)	failure to comply with a legal obligation to a current or a former employee.

23.6	Consultancy Agreements

The Vendor has disclosed to the Purchaser in the Disclosure Material the terms of the Consultancy Agreements.

23.7	Termination of Consultancy Agreements

In the six months ending on the date of this Agreement, no Group Company has received a notice of termination of any Consultancy Agreements.

23.8	No breach of employee related obligations

Each Group Company has materially complied with applicable Employment Legislation in connection with its Employees.

24.	BENEFIT PLANS

24.1	Definitions

In this Agreement:

“Relevant Benefit” means a retirement, death or similar benefit, social security insurance, unemployment insurance, medical insurance, pension, welfare benefits or housing fund and “Relevant Benefits” means all those kinds of benefit; and

“Relevant Person” means:

(a)	an employee; or

(b)	a former employee of a Group Company.

“Mandatory Scheme” means a Relevant Benefit scheme which is mandatory under the relevant laws of the jurisdiction(s) in which a Group Company operates and “Mandatory Schemes” means all those arrangements and schemes.

24.2	No pension schemes other than Mandatory Schemes

Apart from under the Mandatory Schemes, no Group Company has:

(a)	an obligation (actual or contingent and whether legally enforceable or not) to provide or contribute to; or

(b)	announced a proposal to provide or contribute to,

an arrangement providing a Relevant Benefit in respect of a Relevant Person.

24.3	Discretion and power over Mandatory Schemes

To the best of the Vendor’s knowledge, no trustee or administrator of a Mandatory Scheme and no Group Company, has exercised, or is obliged to exercise, a discretion or power (except in relation to lump sum death benefits) in relation to a Relevant Benefit payable in respect of a Relevant Person.

24.4	Each amount due to a Mandatory Scheme has been paid

Each amount due to the trustees or administrators of a Mandatory Scheme from a Group Company has been paid in full as it becomes due. Each Group Company has timely paid each cost relating to a Mandatory Scheme that it is required to pay.

24.5	No proceedings or claims against a Mandatory Scheme

To the best of the Vendor’s knowledge, there is no proceeding or claim (other than routine claims for benefits) outstanding, pending or threatened against:

(a)	the trustees or administrators of a Mandatory Scheme; or

(b)	a Group Company,

in connection with a Mandatory Scheme or the provision of a Relevant Benefit.

24.6	No Mandatory Scheme is subject to winding up

So far as the Vendor is aware, no Mandatory Scheme has been wound up and nothing has happened which will reasonably be expected to lead to a Mandatory Scheme being wound up.

OTHER MATTERS

25.	EFFECTS OF THE TRANSACTIONS

25.1	General

Neither the execution nor the performance of this Agreement will to the best of the Vendor’s knowledge:

(a)	cause a Group Company to lose the benefit of a material right or privilege it presently enjoys;

(b)	relieve a person of an obligation (whether contractual or otherwise) to a Group Company;

(c)	enable a person to:

(i)	bring to an end an obligation (whether contractual or otherwise) owed to a Group Company;

(ii)	bring to an end a right or benefit enjoyed by a Group Company; or

(iii)	exercise a right (whether contractual or otherwise) in respect of a Group Company, its business or its assets;

(d)	result in any present indebtedness of a Group Company becoming due or becoming capable of being declared due and payable before its stated maturity;

(e)	create, or increase, a liability or an obligation for a Group Company; or

(f)	cause a licence, registration, concession, permit, notification, authorisation or consent to be revoked, varied, cancelled, suspended or not renewed.

SCHEDULE 5

Pre-Completion Actions

1.	Amend its articles of association, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise).

2.	Split, combine or reclassify share capital or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities.

3.	Issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital or redeem any option.

4.	Adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

5.	Borrow or raise money in excess of an aggregate of US$500,000 (five hundred thousand US$) (or local equivalent); provided that the Vendor shall notify the Purchaser as soon as possible for any borrowing with an amount lower than US$500,000 which is not in the ordinary course of business.

6.	Terminate or make any material change to any Material Contract or waive any right of a material nature thereunder.

7.	Declare, set aside, pay or make any dividends or other distributions (whether in cash, stock or property or any combination thereof).

8.	Create or permit to arise any Encumbrance on or in respect of any of its undertaking, property or assets other than liens arising by operation of law or in its ordinary and usual course of business.

9.	Save as otherwise provided herein, appoint any new directors.

10.	Dispose of or acquire or agree to acquire (i) any Material Asset, or (ii) any assets not in its ordinary and usual course of business.

11.	Compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing.

12.	Purchase, take on, lease or assume possession of any real property other than an extension/renewal of a Lease or a new lease of a Leasehold Property.

13.	Purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any shares in any Group Company or provide financial assistance for any such purchase.

14.	Make advances or other credits to any third party or give any guarantee, indemnity, surety or security other than in the ordinary course of business.

15.	Make any capital expenditure other than in the ordinary course of business or otherwise as contained in the Capex Budget.

16.	Dispose of the ownership, possession, custody or control of any corporate or other books or records of any Group Company.

17.	Propose or pass any shareholders’ resolution at any general meeting of a Group Company which is a special business and not in connection with the Transaction Documents or transactions contemplated thereunder or incidental hereto, save for the proposal of and the passing of any shareholders’ resolution regarding ordinary business at an annual general meeting of a Group Company.

18.	Enter into any Related Party Transaction (however for the avoidance of doubt excludes any invoice or order under an existing master agreement).

SCHEDULE 6

Procedures for Completion

PART A – Vendor Obligations

At Completion, the Vendor shall deliver or procure delivery of the following to the Purchaser at the Completion Location:

(1)	a certified copy (by a director of the Vendor or by a solicitor or notary public), of the minutes of meeting or written resolutions of the shareholders / board of directors of the Vendor approving, among other matters, this Agreement and the transactions contemplated thereby and authorising the execution (under seal, if required) by one or more representatives of the Vendor of the said documents and other documents ancillary thereto;

(2)	instrument of transfer in respect of the Sale Shares properly executed by the Vendor in favour of the Purchaser;

(3)	original share certificate(s) representing the Sale Shares (or an indemnity for lost share certificate(s)) under the Vendor’s name;

(4)	original share certificate issued by the Company in respect of the Sale Shares under the Purchaser’s name;

(5)	the original register of members of the Company upon Completion certified by a director of the Company;

(6)	an opinion from the Hong Kong counsel to the Group in the form attached hereto as Annex A;

(7)	an opinion from the PRC counsel to the Group as contemplated by paragraph 8 of Schedule 3;

(8)	letters of resignation from each director of the Company (other than the Purchaser Directors) with effect from Completion;

(9)	the corporate books and records including the shareholders’ and directors’ registers in respect of the Company, and all other books and records, all to the extent required to be kept by the Company under the law of its jurisdiction of incorporation or written authorities in favour of the Purchaser for the collection of such documents;

(10)	a certified copy (by a director of the Company or by a solicitor or notary public), of the minutes of meeting or written resolutions of the board of directors of the Company approving, among other matters:

(a)	the Transaction Documents and the transactions contemplated thereby and authorising the execution (under seal, if required) of the Transaction Documents and other documents ancillary thereto to which the Company is a party;

(b)	the resignation of each of the directors of the Company (other than the Purchaser Directors) with effect from Completion;

(c)	the appointment of such directors nominated by the Purchaser at least five (5) Business Days prior to the Completion Date;

(d)	the cancellation of any and all share certificates issued to the Vendor relating to the Sale Shares;

(e)	the issue of a share certificate in respect of the Sale Shares under the Purchaser’s name;

(f)	the updating of the register of members of the Company upon Completion; and

(g)	revoking the mandates given by the Company to its bankers or changing such mandates if requested and details provided by the Purchaser at least five (5) Business Days prior to the Completion Date;

(11)	letters of resignation from each director (other than the Purchaser Directors) of the Group Companies (excluding the Company and SDTCL) with effect from Completion;

(12)	the corporate books and records including the shareholders’ and directors’ registers in respect of the Group Companies (excluding the Company and SDTCL), and all other books and records, all to the extent required to be kept by the Group Companies (excluding the Company and SDTCL) under the law of their respective jurisdictions of incorporation or written authorities in favour of the Purchaser for the collection of such documents;

(13)	certified copies (by a director of the Company or by a solicitor or notary public) of minutes of meeting or written resolutions of the board of directors or equivalent governing body of each of the Group Companies (excluding the Company and SDTCL) approving, among other matters:

(a)	the resignation of each of the respective directors (other than the Purchaser Directors) with effect from Completion;

(b)	the appointment of such directors nominated by the Purchaser at least five (5) Business Days prior to the Completion Date; and

(c)	revoking the mandates given by such Group Company to their respective bankers or changing such mandates if requested and details provided by the Purchaser at least five (5) Business Days prior to the Completion Date.

provided that for the purposes of paragraphs (9) and (12) delivery shall be deemed to be effected if left, delivered or placed within any of the Leasehold Properties.

PART B – Purchaser Obligations

At Completion, the Purchaser shall:

(1)	pay the Completion Payment by way of electronic funds transfer (or in such other manner as nominated by the Vendor) to the bank account as notified by the Vendor, the satisfaction of which will be upon the Vendor receiving confirmation of clear funds in its nominated account; and

shall, and shall deliver or procure delivery of the following to the Vendor at the Completion Location:

(2)	evidence satisfactory to the Vendor (acting reasonably) that the Completion Payment has been paid by the Purchaser;

(3)	a certified copy (by a director of the Purchaser or by a solicitor or notary public), of the minutes of meeting or written resolutions of the board of directors of the Purchaser approving, among other matters, this Agreement and the transactions contemplated thereby and authorising the execution (under seal, if required) by one or more representatives of the Purchaser of the said documents and other documents ancillary thereto; and

(4)	original restricted stock unit award agreement as contemplated by paragraph 7 of Schedule 3 duly executed by the Purchaser.

SCHEDULE 7

Leasehold Properties

Hong Kong

Currency : HKD

	Location	Lessor	Lessee	Period From	Period To	Rent/mth
1	22/F Crocodile Centre	Crocodile KT Investment Limited	Diyixian.com Limited	25-Feb-14	24-Feb-16	HK$193,900.00
2	Unit 1, 25/F Global Gateway	GPS Hong Kong Limited (Licensor)	Diyixian.com Limited	16-Feb-11	15-Feb-12	HK$244,218.75
				16-Feb-12	15-Feb-13	HK$251,545.31
				16-Feb-13	15-Feb-14	HK$259,091.67
				16-Feb-14	15-Feb-15	HK$266,864.42
				16-Feb-15	15-Feb-16	HK$274,870.35
3	Licence Fee for Global Gateway	GPS Hong Kong Limited (Licensor)	Diyixian.com Limited	16-Feb-11	15-Feb-12	HK$26,000.00
				16-Feb-12	15-Feb-13	HK$26,780.00
				16-Feb-13	15-Feb-14	HK$27,583.40
				16-Feb-14	15-Feb-15	HK$28,410.90
				16-Feb-15	15-Feb-16	HK$29,263.23
4	16/F, HDC Data Centre (HDC), Well Tech Centre, 9 Pat Tat St, San Po Kong,Kowloon	Towngas Teclecommunications Fixed Network Limited (TGT)	Diyixian.com Limited	16-Aug-11	15-Aug-14	HK$348,000.00
5	17/F, HDC Data Centre (HDC), Well Tech Centre, 9 Pat Tat St, San Po Kong,Kowloon	Towngas Teclecommunications Fixed Network Limited (TGT)	Diyixian.com Limited	16-Dec-11	15-Dec-14	HK$448,050.00

PRC

Tenancy Agreement Table - PRC

Currency: RMB

Updated: 9 May 2014

序号	城市	房屋地址	承租公司名	出租人	租赁期限	月租金额(元)
1	广州	广州市越秀区德政北路538号达信大厦1301	深圳第一线通信有限公司广州分公司	广州建科房地产有限公司	20121001-20151130	¥2,329.39
					20151201-20161130	¥2,469.15
					20161201-20171130	¥2,617.30
					20171201-20180531	¥2,774.34
2	东莞	东莞市莞城区东城西路城市花园A座1002室	深圳第一线通信有限公司东莞分公司	东莞市方中物业发展有限公司	20111101-20140731	¥3,245.00
3	深圳	深圳市罗湖区人民南路3005号深房广场A座2201室	深圳第一线通信有限公司	深圳经济特区房地产（集团）股份有限公司	20140510-20170509	¥16,633.00
4	深圳	深圳市罗湖区人民南路3005号深房广场A座1501室	深圳第一线通信有限公司	深圳经济特区房地产（集团）股份有限公司	20111101-20161031	¥15,033.00
5	北京	北京复兴路恩菲写字楼二层	深圳第一线通信有限公司北京分公司	北京华微通捷电子有限责任公司	20130301-20150228	¥39,541.00
6	北京	北京市朝阳区北三环东路8号静安中心11層1152/71/72房間	深圳第一线通信有限公司北京分公司	北京新恒基集团	20130915-20151114	¥178,601.40
8	上海	上海市虹口区西江湾路388号凯德龙之梦广场A栋28F	深圳第一线通信有限公司上海分公司	上海恒峰置业开发有限公司	20130101-20151231	¥160,003.60
9	苏州	桐泾北路26-6号恒峰大厦225室, 331-335室	深圳第一线通信有限公司苏州分公司	苏州市恒峰物业管理有限公司	20130901-20140831	¥10,956.00
10	上海	上海市虹口区虬江支路180弄2号楼304室	深圳第一线通信有限公司上海分公司	廖永芳	20131010-20141009	¥7,300.00

TAIWAN

Tenancy Agreement Table - TAIWAN

Currency: NTD

Updated: 9 May 2014

	Location	Lessor	Lessee	Period From	Period To	Rent/mth
1	台北市敦化南路二段333號21樓A	國泰人壽保險股份有限公司	香港商第一線有限公司台灣分公司	1-Jun-12	31-Dec-14	NT$469,012.00
2	台北市敦化南路二段333號地下B1	國泰人壽保險股份有限公司	香港商第一線有限公司台灣分公司	1-Jun-12	31-Dec-14	NT$30,000.00
3	台北市敦化南路二段335號21樓B2	國泰人壽保險股份有限公司	香港商第一線有限公司台灣分公司	1-May-13	31-Dec-14	NT$209,050.00
4	台中市台灣大道一段311號	洪守信/洪耀輝	香港商第一線有限公司台灣分公司	10-Apr-14	9-Apr-15	NT$48,000.00

Leasehold Properties HONG KONG Currency : HKD Location Lessor Lessee Period From To Rent/mth Crocodile KT Investment
1 22/F Crocodile Centre Diyixian.com Limited 25-Feb-14 24-Feb-16 HK$193,900.00 Limited
16-Feb-11 15-Feb-12 HK$244,218.75 16-Feb-12 15-Feb-13 HK$251,545.31
2 Unit 1, 25/F Global Gateway 16-Feb-13 15-Feb-14 HK$259,091.67 GPS Hong Kong Limited Diyixian.com Limited 16-Feb-14 15Feb-15 (Licensor) HK$266,864.42 16-Feb-15 15-Feb-16 HK$274,870.35 16-Feb-11 15-Feb-12 HK$26,000.00
GPS Hong Kong Limited 16-Feb-12 15-Feb-13 HK$26,780.00 3 Licence Fee for Global Gateway Diyixian.com Limited 16-Feb-13 15-Feb-14 HK$27,583.40 (Licensor) 16-Feb-14 15-Feb-15 HK$28,410.90 16-Feb-15 15-Feb-16 HK$29,263.23
4 16/F, HDC Data Centre (HDC), Well Tech Centre, Towngas Teclecommunications 16-Aug-11 15-Aug-14 HK$348,000.00
9 Pat Tat St, San Po Kong,Kowloon Fixed Network Limited (TGT) Diyixian.com Limited
5 17/F, HDC Data Centre (HDC), Well Tech Centre, Towngas Teclecommunications 16-Dec-11 15-Dec-14 HK$448,050.00
9 Pat Tat St, San Po Kong,Kowloon Fixed Network Limited (TGT) Diyixian.com Limited
Tenancy Agreement Table - PRC Currency: RMB Updated: 9 May 2014 20121001-20151130 ¥2,329.39
20151201-20161130 ¥2,469.15 1 20161201-20171130 ¥2,617.30 20171201-20180531 ¥2,774.34 2 20111101-20140731 ¥3,245.00 3 20140510-20170509 ¥16,633.00 4 20111101-20161031 ¥15,033.00 5 20130301-20150228 ¥39,541.00 6 20130915-20151114 ¥178,601.40 9 20130901-20140831 ¥10,956.00 TAIWAN Tenancy Agreement Table - TAIWAN Currency: NTD Updated: 9 May 2014 Location Lessor Lessee Period From To Rent/mth 1 1-Jun-12 31-Dec-14 NT$469,012.00 2 1-Jun-12 31-Dec-14 NT$30,000.00 3 1-May-13 31-Dec-14NT$209,050.00 4 10-Apr-14 9-Apr-15 NT$48,000.00

SCHEDULE 8

Earn-out Consideration

1.	Definitions

1.1	The definitions in this paragraph apply to this Schedule.

2014 Audited EBITDA: means the audited EBITDA for the Group (on a consolidated basis, prepared in accordance with GAAP and for the avoidance of doubt including 100% of SDTCL) for the Fiscal Year commencing on 1 January 2014 and ending on 31 December 2014 as set out in the Reference Accounts and calculated in accordance with this Schedule.

2014 Audited Revenue: means the audited Revenue for the Group (on a consolidated basis, prepared in accordance with GAAP and for the avoidance of doubt including 100% of SDTCL) for the Fiscal Year commencing on 1 January 2014 and ending on 31 December 2014 as set out in the Reference Accounts and calculated in accordance with this Schedule 8.

2014 Performance Parameter: means ((2014 Audited Revenue / 2014 Projected Revenue) x 0.5) + ((2014 Audited EBITDA / 2014 Projected EBITDA) x 0.5).

2014 Projected EBITDA: means HK$***, or the US$ equivalent calculated based on the Relevant Exchange Rate as of 31 December, 2014.

2014 Projected Revenue: means HK$***, or the US$ equivalent calculated based on the Relevant Exchange Rate as of 31 December, 2014.

2015 Audited EBITDA: means the audited EBITDA for the Group (on a consolidated basis, prepared in accordance with GAAP and for the avoidance of doubt including 100% of SDTCL) for the period commencing on 1 January 2015 and ending on 31 December 2015 as set out in the Reference Accounts and calculated in accordance with this Schedule 8.

2015 Audited Revenue: means the audited Revenue for the Group Companies (on a consolidated basis, prepared in accordance with GAAP and for the avoidance of doubt including 100% of SDTCL) for the period commencing on 1 January 2015 and ending on 31 December 2015 as set out in the Reference Accounts and calculated in accordance with this Schedule 8.

2015 Performance Parameter: means ((2015 Audited Revenue / 2015 Projected Revenue) x 0.5) + ((2015 Audited EBITDA / 2015 Projected EBITDA) x 0.5).

2015 Projected EBITDA: means HK$***, or the US$ equivalent calculated based on the Relevant Exchange Rate as of 31 December, 2015.

2015 Projected Revenue: means HK$***, or the US$ equivalent calculated based on the Relevant Exchange Rate as of 31 December, 2015.

BNC: means a company owned or controlled or to be established by the Purchaser, which engages or is to be engaged in providing broadband and network services and primarily operates the business of virtual private network as carried out by the Group as of Completion.

Consideration Shares: means the Purchaser Shares and, if and after an IPO occurs, the shares of BNC.

Earn-out Payments: means the First Earn-out Payment and the Second Earn-out Payment, if any.

Earn-out Period: the period beginning on Completion and ending on 31 December 2015.

Earn-out Statement: has the meaning given in paragraph 3.2(b) of this Schedule.

EBITDA: means net profit (loss) before income tax expense, interest expense and depreciation and amortization.

Expert: one of Ernst & Young, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and KPMG appointed in accordance with paragraph 4 of this Schedule to resolve any dispute arising between the parties in connection with the preparation of any Earn-out Statement or the calculation of the resulting Earn-out Payment in relation to a Fiscal Year.

Fiscal Year: each and any financial year of the Group ending during the Earn-out Period.

Final Valuation: means RMB*** x the 2014 Performance Parameter, but in no event shall the Final Valuation exceed RMB***.

First Earn-out Payment: means the amount calculated in accordance with paragraph 2.2 of this Schedule.

IPO: means an initial public offering of the BNC’s shares, with a market capitalisation of more than US$500,000,000, on one or more of the following stock exchanges, The New York Stock Exchange and/or The Nasdaq Stock Market.

Net Profits: means the net profits of the Group for the Fiscal Year ending on 31 December determined in accordance with the GAAP derived from the Reference Accounts for such Fiscal Year.

Objection Notice: has the meaning given in paragraph 3.3 of this Schedule.

Reference Accounts: in relation to a Fiscal Year, the consolidated audited financial statements of the Group as at and to the last day of that Fiscal Year (and for the avoidance of doubt including SDTCL) prepared in accordance with the GAAP, including an audited balance sheet, a cash flow statement and profit and loss account/income statement.

Resolution Notice: has the meaning set out in paragraph 3.6 of this Schedule.

Revenue: means the revenue recognized under the GAAP.

Review Period: has the meaning set out in paragraph 3.3 of this Schedule.

Second Earn-out Payment: means the amount calculated in accordance with paragraph 2.3 of this Schedule.

2.	Earn-out Consideration

2.1	Subject to paragraph 2.2 and 2.3, the Purchaser shall pay each Earn-out Payment by issuing to the Vendor such amount of Consideration Shares with an aggregate value equal to such Earn-out Payment; provided however, that in no event shall the aggregate amount of Consideration Shares paid to the Vendor exceed 10% of the total issued and outstanding shares of the Purchaser or BNC, as the case maybe, as of the date immediately prior to the determination of the relevant Earn-out Payment in accordance with this Schedule, and where the value of Consideration Shares paid to the Vendor is less than 100% of the applicable Earn-out Payment, such deficiency shall be paid in cash.

2.2	The First Earn-out Payment shall be calculated as follows:

(a)	If the 2014 Performance Parameter is 1 or more, the First Earn-out Payment shall be an amount equal to RMB*** (or the US$ equivalent calculated based on the Relevant Exchange Rate as of the date on which the payment of the 2014 Earn-out Payment is made).

(b)	If the 2014 Performance Parameter is 0.7 or more but less than 1, the First Earn-out Payment shall be an amount equal to the Final Valuation x 0.2 x the 2014 Performance Parameter (or the US$ equivalent calculated based on the Relevant Exchange Rate as of the date on which the payment of the 2014 Earn-out Payment is made); or

(c)	If the 2014 Performance Parameter is less than 0.7 then the First Earn-out Payment shall be nil.

2.3	The Second Earn-out Payment shall only be made if the First Earn-out Payment is not nil, and shall be calculated as follows:

(a)	If the 2015 Performance Parameter is less than 0.7 then the Second Earn-out Payment shall be nil; or

(b)	If the 2015 Performance Parameter is 0.7 or greater, the Second Earn-out Payment shall be an amount equal to the Final Valuation x 0.2 x the 2015 Performance Parameter (or the US$ equivalent calculated based on the Relevant Exchange Rate as of the date on which the payment of the 2015 Earn-out Payment is made). For the avoidance of doubt, in no event shall the Second Earn-out Payment exceed RMB***.

2.4	Each Earn-out Payment shall be agreed or determined (as the case may be) in accordance with the provisions of paragraph 3 and paragraph 4 of this Schedule.

2.5	When calculating the number of Consideration Shares to be issued in respect of the Earn-out Payment(s), the calculation price for the Consideration Shares shall be the average closing trading price of the shares of the Purchaser or BNC (as the case may be) on the applicable stock exchange for the 20 consecutive trading days immediately prior to the date where the Purchaser or BNC (as the case may be) announces on the applicable stock exchange its audited annual results, and where there such number of Consideration Shares is a partial share, the number of Consideration Shares shall be rounded up to the nearest whole share.

2.6	Subject to paragraphs 2.1, 2.4 and 2.5 of this Schedule, the Purchaser shall issue or shall procure BNC to issue (as the case maybe) such number of Consideration Shares with an aggregate value equal to 100% of each Earn-out Payment (if any) as calculated in accordance with paragraph 2.5 of this Schedule, to the Vendor, within five Business Days of the first of the following to occur:

(a)	the Vendor accepts, or is deemed to have accepted, the Earn-out Statement relating to that Earn-out Payment in accordance with paragraph 3.3 of this Schedule; or

(b)	the parties agree in writing all disputed matters relating to the calculation of that Earn-out Payment; or

(c)	the parties receive notice of the Expert’s determination of that Earn-out Payment in accordance with paragraph 4 of this Schedule.

3.	Earn-out Statement and Agreement of Earn-out Payments

3.1	In relation to each Fiscal Year, the Purchaser shall procure that the Reference Accounts for that Fiscal Year are prepared and audited as soon as practicable and in any event within 120 calendar days of the last day of the relevant Fiscal Year. The Reference Accounts shall be prepared in accordance with the GAAP as in force at the time of preparation.

3.2	Within 5 days of completion of the audit of the Reference Accounts in respect of a Fiscal Year, the Purchaser shall deliver to the Vendor:

(a)	a copy of the relevant Reference Accounts; and

(b)	a statement prepared by the Purchaser’s auditors (Earn-out Statement) setting out its calculation of the Earn-Out Payment for the applicable Fiscal Year.

3.3	The Vendor shall, within twenty Business Days from receipt of the Reference Accounts and the Earn-out Statement for a Fiscal Year (Review Period), deliver to the Purchaser a written notice stating whether or not the Vendor agrees with the Earn-out Statement and the amount of the Earn-out Payment specified in it. In case of any disagreement, the notice (Objection Notice) shall specify the areas disputed by the Vendor and describe, in reasonable detail, the basis for the dispute.

3.4	If the Vendor fails to deliver an Objection Notice in accordance with paragraph 3.3 of this Schedule within the Review Period the Vendor shall, with effect from the expiry of the Review Period, be deemed to agree with the Earn-out Statement in the form delivered by the Purchaser and the amount of the Earn-out Payment specified in it.

3.5	During each Review Period, the Vendor (and its agents and advisers) shall have the right to inspect the books and records of the Company and the Subsidiaries during normal business hours, and upon reasonable prior notice, for the purpose of reviewing the Earn-out Statement and the calculation of the Earn-out Payment set out in it.

3.6	If the Vendor serves an Objection Notice in accordance with paragraph 3.3 of this Schedule, the parties shall negotiate in good faith to resolve the disputed matters and agree the amount of the Relevant Profits and the Earn-out Payment for the relevant Fiscal Year as soon as reasonably possible. If the parties are unable to reach agreement within five Business Days following the service of an Objection Notice, then at any time following the expiry of such period either party may, by written notice to the other (Resolution Notice), require the disputed matters to be referred to an Expert for determination in accordance with paragraph 4 of this Schedule.

3.7	Each party shall bear its own costs incurred in connection with the preparation, review and agreement of each Earn-out Statement and the calculation of the amount of each Earn-out Payment.

4.	Expert determination

4.1	If a Resolution Notice is served by either party, the parties shall use all reasonable endeavours to reach agreement on an Expert and to agree the terms of his appointment with the Expert as soon as reasonably possible. Neither party shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other party.

4.2	If the parties fail to agree on an Expert and the terms of his appointment within five Business Days of a Resolution Notice being served, then either party shall be entitled to request the International Centre for Expertise of the International Chamber of Commerce to appoint the Expert and to agree his of terms of appointment on behalf of the parties.

4.3	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the Expert shall only be required to make a determination on the matters in dispute between the parties regarding the calculation of the Earn-out Payment for a Fiscal Year.

4.4	The parties shall co-operate with the Expert and they shall provide (and in the case of the Purchaser shall procure that the Company and each of the Subsidiaries provides) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making his determination.

4.5	The parties shall be entitled to make submissions to the Expert and each party shall, with reasonable promptness, supply the other party with such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

4.6	To the extent not provided for in this paragraph 4, the Expert may, in his reasonable discretion, determine such procedures to assist with the conduct of his determination as he considers just or appropriate, including, to the extent he considers necessary, instructing professional advisers to assist him in reaching his determination.

4.7	The Expert shall be required to make his determination in writing (including the reasons for his determination) and to give notice of his determination (including a copy) to each party as soon as reasonably practicable and in any event within 20 Business Days of his appointment.

4.8	All matters under this paragraph 4 shall be conducted, and the Expert’s decision shall be written, in the English language.

4.9	The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud the Expert’s determination of any matters referred to him in accordance with this Schedule shall be final and binding on the parties.

4.10	If an appointed Expert becomes unwilling or incapable of acting, or does not deliver his determination within the period required by paragraph 4.7 of this Schedule:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

(b)	if the parties fail to agree and appoint a replacement Expert within five Business Days of a replacement being proposed in writing by a party, then either party may apply to of the International Centre for Expertise of the International Chamber of Commerce to discharge the appointed Expert and to appoint a replacement Expert; and

(c)	this paragraph 4 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.

4.11	Each party shall bear and pay its own costs incurred in connection with the Expert’s determination pursuant to this paragraph 4. The Expert’s fees and any costs or expenses incurred by the Expert in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne by the party that does not prevail on the matters determined by the Expert.

4.12	Each party shall act reasonably and co-operate to give effect to the provisions of this paragraph 4 and shall not otherwise do anything to hinder or prevent the Expert from reaching his determination.

5.	Distribution of Net Profit

5.1	In the event that (i) the 2014 Performance Parameter is 1 or more and the Group’s audited Net Profits for the Fiscal Year ending on 31 December, 2014 exceeds HK$***, and/or (ii) the 2015 Performance Parameter is 1 or more and the Group’s audited Net Profits for the Fiscal Year ending on 31 December, 2015 exceeds HK$***, in each case, such excess Net Profits (“Excess Net Profits”) shall be paid to certain management members as determined in accordance with paragraph 5.2 to 5.4 below, net of any withholding tax.

5.2	Within thirty (30) days after the Reference Accounts for the applicable Fiscal Year is available and only if there are any Excess Net Profits, Mr Lap Man and the then CEO of Diyixian.com Limited shall jointly submit to the board of directors of Diyixian.com Limited a list of management members who are eligible for Excess Net Profits and a draft distribution plan of Excess Net Profits among such management members, provided that management members entitled to such distribution must be:

(a)	any current employee of the Group Companies; or

(b)	any individual providing services to any of the Group Companies through secondment arrangement between any Group Company and Shanghai Qianjin Network Information Technology (Shanghai) Co., Ltd.

5.3	Within thirty (30) days after receiving the list of management members and the distribution plan, the board of directors of Diyixian.com shall determine the final distribution plan.

5.4	Within ten (10) Business Days after the final distribution plan is determined, Diyixian.com Limited (or the Company as the case may be) shall distribute Excess Net Profits pursuant to the final distribution plan and provide evidence of such distribution to the Purchaser.

6.	Conduct of business during the Earn-out Period

6.1	The Purchaser undertakes, and procures BNC to undertake, to the Vendor that at all times between Completion and the expiry of the Earn-out Period,

(a)	it shall not take any action (or cause or permit anything to be done) in bad faith with the purpose of distorting the financial performance of the Company or the Subsidiaries, or otherwise avoiding, reducing or adversely affecting the amount of any Earn-out Payment;

(b)	the Group Companies shall be operated independently of the Purchaser’s other entities by the Dyx Management and without in any way limiting the operation of this clause, the following actions must not be taken by any of the Group Companies prior to the Earn-out Period without the consent in writing of the Dyx Management:

(i)	any material change to the Projected Capex as setting forth in the agreed business and budget plan, except for any change in response to changes in market conditions;

(ii)	any appointment or termination of personnel above the VP level other than financial department personnel employed or engaged by a Group Company, except for any termination for cause;

(iii)	any additional cost allocation to the Group Companies (including without limitation, audit, legal and corporate costs and expenses, director’s fees of Group Companies, expenses relating to compliance with US laws, regulations and/or accounting principles and costs associated with the listing or potential listing (include preparatory steps) of BNC) to the extent such allocation will adversely affect the calculation of any Earn-out Payment; or

(iv)	any intra-enlarged group (ie the Purchaser’s group including the Group Companies) cost or expense to be imposed or allocated to the Group Companies to the extent such allocation will adversely affect the calculation of any Earn-out Payment;

(c)	it shall have an approved specific mandate to issue the maximum number of Consideration Shares that may be issued under this Agreement; and

(d)	it shall have sufficient authorised and unissued share capital to allow for the issue of the maximum number of Consideration Shares that may be issued under this Agreement.

6.2	The Parties acknowledge and agree that:

(a)	at all times during the period from Completion to the expiry of the Earn-out Period,

(i)	the Purchaser may, from time to time, appoint relevant financial personnel to the Group Companies to the extent that such appointment(s) will not adversely affect the ordinary business operations of such Group Companies directed by the Dyx Management;

(ii)	the Purchaser shall have full access to the bank accounts of the Group Companies, including but not limited to the online-banking accounts, and the financial personnel designated by the Purchaser shall be authorized to instruct operation of such accounts, including but not limited to payments; and

(iii)	the Purchaser may designate employees to the network operating centre of the Company;

and the costs and expenses incurred in connection with items (i) to (iii) above shall be borne by the Purchaser and not included in any calculations of EBITDA or Net Profit.

(b)	the Purchaser will not owe the Vendor any fiduciary duty in respect of this Agreement, nor shall the Purchaser have any obligation (except otherwise provided in this Agreement including this Schedule 8), whether express or implied, to take any action(s) or omit to take any actions(s) in order to cause any Earn-out Payment to be earned;

(c)	the Purchaser makes no representations or warranties to the Vendor with respect to the operations of the Group after Completion or with respect to any estimates or projections relating to the Group; and

(d)	there can be no assurances that any Earn-out Payment will be earned under this Agreement.

Annex A – HK Opinion

[Completion Date] 2014

Upwise Investments Limited	Your ref : Our ref : Direct dial :
PO Box 957 Offshore Incorporations Centre,
Road Town, Tortola,
British Virgin Islands

Dear Sirs

Share Purchase Agreement between Dyxnet Holdings Limited and Upwise Investments Limited

1.	We act on behalf of Upwise Investments Limited (“Upwise”) and have been asked to provide a legal opinion to Upwise under Hong Kong law in connection with certain documents entered into by it.

2.	For the purpose of rendering this opinion and subject to the assumptions and qualifications set out below, we have only reviewed and examined an executed agreement (the “Agreement”) in relation to the sale and purchase of the entire issued share capital in Dermot Holdings Limited (the “Company”) between 21Vianet Group, Inc. (“21V”) as purchaser and Upwise as vendor.

3.	We confirm that we are lawyers qualified to practise in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and are qualified to give this opinion.

4.	The above is the only document we have examined for the purpose of this opinion.

5.	We have reviewed the Agreement only insofar as was necessary for the purpose of giving this opinion and not with regard to the commercial aspects of the transactions evidenced thereby or their general compliance with market practice.

6.	Based on the assumptions set out in Section 9 and subject to the qualifications as set out in Section 7, we are of the opinion that:

6.1	Enforceable: The obligations of the parties under the Agreement constitute legal, valid and binding obligations of each party thereto enforceable by the other party thereto in the Hong Kong courts, and there are no requirements under the laws of Hong Kong that the Agreement has to be filed, registered or recorded with any court or other authority in Hong Kong to ensure the legality, validity, enforceability or admissibility in evidence of the Agreement in Hong Kong (expect for filing and disclosure in the normal course of court proceedings). However, as 21Vianet is incorporated in the Cayman Island and Upwise is incorporated in the British Virgin Islands, the question of due authorisation and execution involves the application of Cayman Island and British Virgin Islands law, and we express no opinion on such laws.

6.2	Choice of Law: The choice of Hong Kong law to govern the Agreement is a valid choice of law and will be recognised and applied by the courts of Hong Kong provided that it has been made in good faith and that there are no reasons for avoiding such choice of law on the grounds of public policy and that the irrevocable submission to the non-exclusive jurisdiction of the courts of Hong Kong in relation to any suit, action or proceeding arising out of or in connection with the Agreement, is legal, valid and binding, and enforceable under Hong Kong law; and

6.3	Performance: The performance of the Agreement by the Transaction Parties in strict accordance with the respective terms of the Agreement is not in breach of any provisions of the laws of Hong Kong of general application.

Qualifications

7.	This opinion is subject to the following qualifications:

7.1	Matters and documents examined and opined on:

(i)	We express no opinion on any documents referred to in the Agreement which are not part of the documents reviewed by us for the purpose of giving this opinion.

(ii)	Except as expressly stated in this opinion, we have not for the purpose of giving this opinion examined any contracts, instruments or other documents into which any of the parties to the Agreement (the “Transaction Parties”) may have entered or by which any of them or their respective assets may be bound nor have we made any other enquiries concerning any of the Transaction Parties.

(iii)	We express no opinion as to tax in Hong Kong or any other jurisdiction (including, without limitation, taxes on income, capital gains or profits, value added tax and stamp duties or returns) or filings to be made in respect of any tax liabilities, arising out of the Agreement, or any transactions contemplated or effected thereby.

7.2	Application of Hong Kong law by foreign courts and arbitration tribunals: We express no opinion on how courts or arbitration tribunals in countries outside Hong Kong would apply Hong Kong law.

7.3	Commercial benefit: If there was or is no commercial benefit, an Agreement to the extent it constitutes a guarantee, indemnity or other third party security interest will be vulnerable to challenge and may be set aside by the shareholders or a liquidator or creditor of the company providing the guarantee, indemnity or security interest and any payments made under them may be required to be repaid; we express no opinion as to whether there was or is any such commercial benefit.

7.4	Anti-terrorism legislation: The opinions set out herein are subject to the effect of any legislation, treasury rules and regulations in Hong Kong which restrict or prohibit payments, transactions and dealings with assets or individuals or entities having a proscribed connection with certain countries or subject to international sanctions or associated with terrorism.

7.5	Equitable remedies: Certain equitable remedies such as injunction and specific performance are available only at the discretion of a court or arbitration tribunal in Hong Kong and are not normally available where damages would be an adequate alternative. In addition, the exercise of legal rights may be affected by equitable considerations.

7.6	Limitation periods, defences, waivers: Claims may be or become time barred or otherwise limited by prescription or lapse of time or be or become subject to defences of set-off or counterclaims or abatement and failure to exercise a right or rely on a provision promptly may operate as a waiver of that right or provision notwithstanding any terms of the Agreement to the contrary.

7.7	Cross-jurisdictional issues: Where any obligations are governed by the laws of a jurisdiction outside Hong Kong, they may not be enforced by a court or arbitration tribunal in Hong Kong to the extent that performance thereof would be illegal or ineffective under the laws or regulations, or contrary to public policy, in that jurisdiction and/or Hong Kong.

7.8	Indemnity and reimbursement of legal costs: A court or arbitration tribunal in Hong Kong might not enforce the provisions of the Agreement to the extent that the same provide an indemnity for, or reimbursement of, legal costs incurred by an unsuccessful litigant; or where the court or arbitration tribunal itself has made an order for costs or which would involve the enforcement of foreign revenue or penal laws.

7.9	Interest rates: A Hong Kong court or arbitration tribunal may not allow any sums to be recovered pursuant to contractual provisions which impose increased rates of interest or additional financial penalties to the extent to which they are regarded as amounting to a penalty and not a genuine and reasonable pre-estimate of loss. Further, a court or arbitration tribunal in Hong Kong may order payment of interest after judgment at a rate that differs from that provided or to be provided in the Agreement.

7.10	Stay of proceedings: A Hong Kong court or arbitration tribunal may stay proceedings or decline to accept jurisdiction if concurrent proceedings are being brought elsewhere or where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action. Further, a Hong Kong court or arbitration tribunal may order a plaintiff who is not ordinarily resident in Hong Kong to provide security for costs.

7.11	Representations and warranties: Save for the matters of Hong Kong law expressly covered by this opinion, nothing in this opinion implies that a representation or warranty given by any party in any of the Agreement is correct.

7.12	Domestic laws of Hong Kong: This opinion relates only to Hong Kong domestic law and not its conflict of law rules.

7.13	Matters of fact: We express no opinion on matters of fact.

7.14	Title: No opinion is expressed as to the title of any assets.

7.15	Unreasonableness etc.: A certificate, determination, notification, calculation or opinion of any person under the Agreement as to any matters might be held by a court in Hong Kong not to be final, conclusive or binding if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error and where any person is vested with a discretion or may determine a matter in its opinion, the law of Hong Kong may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

7.16	Severability: The severability of provisions of the Agreement is, as a matter of Hong Kong law, at the discretion of the court; accordingly we express no opinion as to the enforceability or validity of any provision in the Agreement regarding severability.

7.17	Limitation of liability: The effectiveness of provisions exculpating a party from a liability or duty otherwise owed is limited by law.

7.18	Oral amendments: The Agreement may be amended orally or in writing by the parties thereto notwithstanding provisions therein to the contrary.

7.19	Fraud, frustration: The enforcement of the rights and obligations of the Transaction Parties under the Agreement may be invalidated by fraud and may be limited by the provisions of the laws of Hong Kong applicable to contracts held to have been frustrated by events happening after their execution.

7.20	Measure of damages: We express no opinion as to the measure of damages or other payment which might be recoverable by any Transaction Party under the parties or any other person in the event of any breach of the Agreement or any claim thereunder nor as to whether any provision in the Agreement conferring or waiving a right of set-off or similar right would be effective against an administrator, a receiver, a liquidator or their equivalent or a creditor.

7.21	Meaning of term “enforceable”: Our opinion as to the enforceability of the Agreement relates only to the enforceability in Hong Kong in circumstances where a Hong Kong court or arbitration tribunal has and accepts jurisdiction. The terms “enforceability”, “enforceable”, “enforcement” and “enforce” in this opinion refer to the legal character of the obligations assumed by the parties under the Agreement i.e. that they are of a type or character which under the laws of Hong Kong may be enforced or recognised. The terms do not address the extent to which a judgment obtained in a court outside Hong Kong would be enforceable in Hong Kong nor does it mean or imply that the Agreement will be enforced in all circumstances or in accordance with its terms or in any foreign jurisdictions or by or against the parties or that a particular remedy will be available. In particular and without limitation, the binding nature and enforceability of the Agreement is subject to limitations resulting from conflicts of laws, public policy, bankruptcy, insolvency, liquidation, moratorium, re-organisation, re-construction or other laws, regulations, orders or judgments affecting the rights of creditors generally (including, without limitation, laws relating to unfair preferences and fraudulent dispositions of property).

7.22	Enforcement: Without prejudice to paragraph 7.21 above, the enforcement of the rights and obligations of the parties to the Agreement:

(i)	may be limited by provisions of Hong Kong law in respect of personal contractual capacity, undue influence, unconscionable dealing or inequality of bargaining power or other circumstances of unfair advantage;

(ii)	may be limited by the provisions of the laws of Hong Kong applicable to agreements held to have been frustrated by events happening after their execution; and

(iii)	may be invalidated by reason of fraud or misrepresentation.

7.23	Provisions relating to deductions and withholdings: A provision requiring payments to be made without deduction or withholding will not be enforced if a deduction or withholding is made pursuant to a legal obligation.

7.24	Restriction on exercise of statutory power: Under Hong Kong law, any provision of the Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party thereto or other person may be ineffective.

7.25	Mathematical formulae etc.: We express no opinion as to the accuracy or appropriateness of any mathematical expressions or notation, formulae or ratio (or any definition used in any of the foregoing) contained in the Agreement.

7.26	Trusts: We express no opinion as to any provision of the Agreement to the extent it purports to declare or impose a trust in respect of any payments or assets received by any person.

7.27	Restrictive covenants: Any restrictive covenants in non-compete undertakings contained in the Agreement may not be enforceable under Hong Kong law as a matter of public policy in Hong Kong.

7.28	Third party obligations: We express no opinion as to whether any provision of the Agreement that purports to bind a person that is not a party to the Agreement is effective.

7.29	Confidentiality: Confidentiality obligations may be overridden by the requirements of legal process.

7.30	Agent for service of process: If a party to the agreement fails to maintain an agent for service of process in Hong Kong, it may be necessary for Hong Kong proceedings to be served on the defendant outside the jurisdiction and for this purpose the permission of the court (as to which the court has discretion) may have to be obtained.

Basic Law

8.1	The Basic Law of Hong Kong (the “Basic Law”) provides that the laws of Hong Kong in force at 30 June 1997 are to be applied in Hong Kong only in so far as they are not declared by the Standing Committee of the National People’s Congress of the People’s Republic of China (the “Standing Committee”) to contravene the Basic Law.

8.2	The Basic Law does not appear to include any provision which would be contravened by any Hong Kong law in force today and which is relevant to this opinion. However, the interpretation of the Basic Law is a matter for the Standing Committee and we express no opinion as to how it will act.

Assumptions

In giving this opinion we have assumed without further enquiry and with your consent:

9.1	the Transaction Parties and the Company are and at all times have been duly incorporated with limited liability and validly subsisting under the laws of their respective places of incorporation and have the legal capacity to sue and be sued in its own name.

9.2	the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies, and the authenticity of such originals;

9.3	the accuracy and completeness of all corporate minutes, resolutions, and records which we have seen;

9.4	that the Agreement constitutes, or will when executed constitute, legal, valid, binding and enforceable obligations of each of the Transaction Parties in accordance with its terms under all applicable laws and regulations (other than Hong Kong laws) which would or might have any implication in relation to the opinions expressed herein, whether as a matter of conflict of laws principles or otherwise, and that the Transaction Parties are able under the laws of the relevant jurisdictions to adopt Hong Kong law as the governing law of the Agreement;

9.5	that the Agreement (and all documents contemplated under the Agreement) has been duly authorised, executed and delivered by each of the Transaction Parties and that all authorisations, approvals, consents, licences and exemptions required and all other requirements imposed for the legality, validity and enforceability of the Agreement and the documents referred to therein (other than as required under Hong Kong law) have been obtained or fulfilled by each Transaction Party are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

9.6	the genuineness of all signatures and seals;

9.7	that the board of directors when passing the Company Resolution acted in good faith and having regard to all relevant matters reasonably and honestly believed that the execution, delivery and performance of the Agreement and any other documents referred to therein would be in the best interests and for the commercial benefit of the Company;

9.8	that the Company Resolution remains in full force and effect and have not been rescinded, either in whole or in part; that such resolutions accurately record the resolutions adopted by the board of directors; that there is no matter which would adversely affect the validity or regularity of the resolutions contained therein;

9.9	that any and all representations of fact expressed in or implied by the Agreement and any other documents referred to therein we have examined are accurate and remain accurate up to the date of this opinion;

9.10	that none of the Transaction Parties were insolvent or unable or had no reasonable prospects of being able to pay its or his debts within the meaning of the Companies Ordinance or the Bankruptcy Ordinance (Cap. 6 of the Laws of Hong Kong) (as the case may be) at the time it entered into any Transaction Document and any other documents referred to therein and none of them will be rendered insolvent or unable or having no reasonable prospects of being able to pay its or his debts by entering into the Agreement or any other documents referred to therein;

9.11	that all parties to the Agreement were at the time of entering into the Agreement and have at all times since entering into the Agreement been validly incorporated, in good standing and have the power and authority to enter into the Agreement and perform the obligations thereunder;

9.12	that there is no other document or information (other than those documents as referred to in paragraph 2 of this opinion) which would have any implication in relation to the opinions expressed herein;

9.13	that there are no provisions of the laws or regulations of any jurisdiction outside Hong Kong which would be contravened by the execution or delivery of or performance of obligations under the Agreement or which would or might have any implication in relation to the opinions expressed herein;

9.14	all undertakings, representations and warranties provided in the Agreement are in fact true and accurate in every respect and remain true and accurate in every respect;

9.15	the lack of bad faith and absence of improper purpose on the part of any parties to the Agreement and the documents referred to therein, their respective directors, officers, employees, agents and advisers;

9.16	that the contractual arrangements effected pursuant to the Agreement are not capable of being avoided by virtue of the existence of any incapacity, duress, misrepresentation, fraud, illegality, undue influence or mistake of fact which relates to the Agreement;

9.17	that all documents examined by us remain and will remain in the form examined by us, without revocation, amendment or supplement (whether in writing or otherwise);

9.18	the absence of any other arrangements between the Transaction Parties and any other documents referred to therein which modify or supersede any of the proposed terms thereof; and

9.19	that the arrangements under the Agreement do not form part of a wider transaction or series of transactions resulting in the giving of financial assistance for the acquisition of shares of a Hong Kong company, within the meaning of Division 5 of Part 5 of the Companies Ordinance (Cap 622 of the Laws of Hong Kong).

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance that might affect the correctness of any assumption. No assumption specified above is limited by reference to any other assumption.

Limits on this Opinion

For the purpose of this opinion, we do not express or imply any opinion herein as to the laws of any jurisdiction other than Hong Kong. This opinion:

10.1	is limited to the matters stated in it and no opinion is implied or may be inferred beyond the matters expressly stated;

10.2	is limited to the laws of Hong Kong (including any relevant legislation in Hong Kong) as at the date hereof;

10.3	is addressed to you and may be relied upon by you only;

10.4	may not be disclosed by you to any other person (save for your adviser), or used or relied upon by in whole or in part by, any other person; and

10.5	may not, save as required by law or regulation, be filed with any governmental agency or authority or quoted or referred to in a public document without our prior written consent.

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Yours faithfully,